Exhibit 99.1

Assured Guaranty Corp.

Condensed Consolidated Financial Statements

(Unaudited)

September 30, 2017

Assured Guaranty Corp.

Index to Consolidated Financial Statements

September 30, 2017

Assured Guaranty Corp.

Condensed Consolidated Balance Sheets (unaudited)

(dollars in millions except per share and share amounts)

	As of September 30, 2017	As of December 31, 2016
Assets
Investment portfolio:
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $2,653 and $2,653)	$2,895	$2,797
Short-term investments, at fair value	188	99
Other invested assets	5	91
Equity method investments in affiliates	217	306
Total investment portfolio	3,305	3,293
Cash	9	68
Premiums receivable, net of commissions payable	183	213
Ceded unearned premium reserve	248	310
Deferred acquisition costs	5	—
Reinsurance recoverable on unpaid losses	196	291
Salvage and subrogation recoverable	212	125
Credit derivative assets	45	58
Deferred tax asset, net	189	422
Current income tax receivable	133	—
Financial guaranty variable interest entities’ assets, at fair value	128	232
Other assets	128	215
Total assets	$4,781	$5,227
Liabilities and shareholder’s equity
Unearned premium reserve	$971	$1,202
Loss and loss adjustment expense reserve	443	479
Reinsurance balances payable, net	81	83
Note payable to affiliate	300	300
Credit derivative liabilities	217	306
Current income tax payable	—	11
Financial guaranty variable interest entities’ liabilities with recourse, at fair value	138	205
Financial guaranty variable interest entities’ liabilities without recourse, at fair value	2	41
Other liabilities	131	196
Total liabilities	2,283	2,823
Commitments and contingencies (See Note 15)
Preferred stock ($1,000 liquidation preference, 200,004 shares authorized; none issued and outstanding)	—	—
Common stock ($720 par value, 500,000 shares authorized; 20,834 shares issued and outstanding)	15	15
Additional paid-in capital	1,042	1,041
Retained earnings	1,260	1,283
Accumulated other comprehensive income, net of tax of $69 and $38	181	65
Total shareholder’s equity	2,498	2,404
Total liabilities and shareholder’s equity	$4,781	$5,227

The accompanying notes are an integral part of these condensed consolidated financial statements.

Assured Guaranty Corp.

Condensed Consolidated Statements of Operations (unaudited)

(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues
Net earned premiums	$52	$90	$175	$192
Net investment income	32	22	107	60
Net realized investment gains (losses):
Other-than-temporary impairment losses	(2)	(1)	(3)	(9)
Less: portion of other-than-temporary impairment loss recognized in other comprehensive income	(1)	0	1	(4)
Net impairment loss	(1)	(1)	(4)	(5)
Other net realized investment gains (losses)	0	1	45	12
Net realized investment gains (losses)	(1)	0	41	7
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	0	11	3	25
Net unrealized gains (losses)	53	(7)	70	(40)
Net change in fair value of credit derivatives	53	4	73	(15)
Fair value gains (losses) on committed capital securities	(2)	(12)	(2)	(27)
Fair value gains (losses) on financial guaranty variable interest entities	1	1	4	9
Bargain purchase gain and settlement of pre-existing relationships, net	—	257	58	257
Other income (loss)	4	(16)	14	5
Total revenues	139	346	470	488
Expenses
Loss and loss adjustment expenses	27	(20)	128	48
Amortization of deferred ceding commissions	0	(1)	(2)	(2)
Interest expense	3	3	8	8
Other operating expenses	14	24	57	63
Total expenses	44	6	191	117
Income (loss) before income taxes and equity in net earnings of investee	95	340	279	371
Provision (benefit) for income taxes
Current	(167)	19	(163)	41
Deferred	197	(35)	206	(52)
Total provision (benefit) for income taxes	30	(16)	43	(11)
Equity in net earnings of investee	8	11	22	34
Net income (loss)	$73	$367	$258	$416

The accompanying notes are an integral part of these condensed consolidated financial statements.

Assured Guaranty Corp.

Condensed Consolidated Statements of Comprehensive Income (unaudited)

(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income (loss)	$73	$367	$258	$416
Unrealized holding gains (losses) arising during the period on:
Investments with no other-than-temporary impairment, net of tax provision (benefit) of $4, $4, $34 and $25	7	3	64	46
Investments with other-than-temporary impairment, net of tax provision (benefit) of $(3), $6, $20 and $7	(3)	14	39	15
Unrealized holding gains (losses) arising during the period, net of tax	4	17	103	61
Less: reclassification adjustment for gains (losses) included in net income (loss), net of tax provision (benefit) of $(1), $0, $23 and $2	0	0	44	5
Change in net unrealized gains (losses) on investments	4	17	59	56

Change in cumulative translation adjustment arising during the period, net of tax provision (benefit) of $0, $1, $(2) and $(4)	—	(5)	11	(15)
Less: reclassification adjustment for gains (losses) included in net income (loss), net of tax provision (benefit) of $0, $0, $(5), $0	—	—	(9)	—
Change in cumulative translation adjustment, net of tax	0	(5)	20	(15)
Other comprehensive income (loss)	4	12	79	41

Comprehensive income (loss)	$77	$379	$337	$457

The accompanying notes are an integral part of these condensed consolidated financial statements.

Assured Guaranty Corp.

Condensed Consolidated Statement of Shareholder’s Equity (unaudited)

For the Nine Months Ended September 30, 2017

(in millions)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
Balance at December 31, 2016	$15	$1,041	$1,283	$65	$2,404
Net income	—	—	258	—	258
Other comprehensive income (see Note 17)	—	—	—	79	79
Net impact of sale of the European Subsidiaries to affiliate (see Note 1)	—	—	(203)	37	(166)
Dividends - cash	—	—	(66)	—	(66)
Dividends - transfer of benefit/health/retirement plans to AG US Services (see Note 1)	—	—	(12)	—	(12)
Other	—	1	—	—	1
Balance at September 30, 2017	$15	$1,042	$1,260	$181	$2,498

The accompanying notes are an integral part of these condensed consolidated financial statements.

Assured Guaranty Corp.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in millions)

	Nine Months Ended September 30,
	2017	2016
Net cash flows provided by (used in) operating activities	$(48)	$(57)
Investing activities
Fixed-maturity securities:
Purchases	(795)	(312)
Sales	433	546
Maturities	145	142
Net sales (purchases) of short-term investments	(112)	135
Net proceeds from paydowns on financial guaranty variable interest entities’ assets	24	501
Acquisition of MBIA UK, net of cash acquired (see Note 2)	95	—
Acquisition of CIFG, net of cash acquired (see Note 2)	—	(442)
Proceeds from return of capital (see Note 11)	70	4
Sale of the European Subsidiaries to affiliates, net of cash sold	127	—
Other	87	0
Net cash flows provided by (used in) investing activities	74	574
Financing activities
Dividends paid	(66)	(38)
Net paydowns of financial guaranty variable interest entities’ liabilities	(25)	(466)
Net cash flows provided by (used in) financing activities	(91)	(504)
Effect of foreign exchange rate changes	4	(1)
Increase (decrease) in cash and restricted cash	(61)	12
Cash and restricted cash at beginning of period (see Note 10)	70	22
Cash and restricted cash at end of period (see Note 10)	$9	$34
Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$0	$—
Interest	$—	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

Assured Guaranty Corp.

Notes to the Condensed Consolidated Financial Statements (unaudited)

September 30, 2017

1.	Business and Basis of Presentation

Business

Assured Guaranty Corp. (AGC and, together with its subsidiaries, the Company), a Maryland domiciled insurance company, is an indirect and wholly-owned operating subsidiary of Assured Guaranty Ltd. (AGL and, together with its subsidiaries, Assured Guaranty). AGL is a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (U.S.) and international public finance (including infrastructure) and structured finance markets.

The Company applies its credit underwriting judgment, risk management skills and capital markets experience primarily to offer financial guaranty (FG) insurance that protects holders of debt instruments and other monetary obligations from defaults in scheduled payments. If an obligor defaults on a scheduled payment due on an obligation, including a scheduled principal or interest payment (debt service), the Company is required under its unconditional and irrevocable financial guaranty to pay the amount of the shortfall to the holder of the obligation. The Company markets its financial guaranty insurance directly to issuers and underwriters of public finance and structured finance securities as well as to investors in such obligations. The Company guarantees obligations issued principally in the U.S. and the United Kingdom (U.K.), and also guarantees obligations issued in other countries and regions, including Australia and Western Europe.

In the past, the Company sold credit protection by issuing policies that guaranteed payment obligations under credit derivatives, primarily credit default swaps (CDS). Contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the Company’s obligation to make loss payments are similar to those for financial guaranty insurance contracts. The Company’s credit derivative transactions are governed by International Swaps and Derivative Association, Inc. (ISDA) documentation. The Company has not entered into any new CDS in order to sell credit protection in the U.S. since the beginning of 2009, when regulatory guidelines were issued that limited the terms under which such protection could be sold. The capital and margin requirements applicable under the Dodd-Frank Wall Street Reform and Consumer Protection Act also contributed to the Company not entering into such new CDS in the U.S. since 2009. The Company actively pursues opportunities to terminate existing CDS, which terminations have the effect of reducing future fair value volatility in income and/or reducing rating agency capital charges.

Management, Service Contracts or Cost Sharing Arrangements

Until December 31, 2016, the Company and various of its affiliates were parties to the Amended and Restated Service Agreement, effective as April 1, 2015 (the Group Service Agreement). Under the Group Service Agreement, the Company was the payroll company for, and employer of, the U.S. employees of the Assured Guaranty group.  In the first quarter of 2017, the Company’s parent, Assured Guaranty US Holdings Inc. (AGUS), formed and capitalized AG US Group Services Inc. (AG Services), a Delaware corporation, to act as the payroll company and employer for all U.S. personnel and the central, dedicated service provider within the Assured Guaranty group in place of the Company.  This structure is consistent with the way in which numerous other insurance holding companies provide inter-company staff and services.  Accordingly, effective January 1, 2017, (i) the Company transferred the employees and the employee benefit, retirement and health plans relating to such employees to AG Services; and (ii) the Group Service Agreement was amended and restated to replace AGC with AG Services as the payroll company and service provider under the agreement.  Such amended and restated agreement is substantially identical to the Group Service Agreement except for a few changes primarily related to operational matters, including pre-funding by affiliates who are the largest consumers of group services and inter-company allocation of expenses.

Until December 31, 2016, the Company also provided services to two of its Bermuda affiliates, AGL and Assured Guaranty Re Ltd. (AG Re), pursuant to two separate service agreements, each effective as of January 1, 2006 (each as amended by Amendment No. 1 thereto, effective June 1, 2013) (the Bermuda Service Agreements). In connection with the transfer of the Company’s employees (and the related employee benefit, retirement and health plans) to AG Services, as described above, the Bermuda Service Agreements were terminated effective as of 11:59 p.m. on December 31, 2016.

The transfer from AGC to AG Services of $12 million in net assets related to benefit, retirement and health plans was recorded as a deemed dividend in the 2017 financial statements.

Basis of Presentation

The unaudited interim condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) and, in the opinion of management, reflect all adjustments that are of a normal recurring nature, necessary for a fair statement of the financial condition, results of operations and cash flows of the Company and its consolidated variable interest entities (VIEs) for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These unaudited interim condensed consolidated financial statements are as of September 30, 2017 and cover the three-month period ended September 30, 2017 (Third Quarter 2017), the three-month period ended September 30, 2016 (Third Quarter 2016), the nine-month period ended September 30, 2017 (Nine Months 2017) and the nine-month period ended September 30, 2016 (Nine Months 2016). Certain financial information that is normally included in annual financial statements prepared in accordance with GAAP, but is not required for interim reporting purposes, has been condensed or omitted. The year-end balance sheet data was derived from audited financial statements.

The unaudited interim condensed consolidated financial statements include the accounts of AGC and its subsidiaries and its consolidated VIEs. Intercompany accounts and transactions between and among all consolidated entities have been eliminated. Certain prior year balances have been reclassified to conform to the current year's presentation.

These unaudited interim condensed consolidated financial statements should be read in conjunction with the annual consolidated financial statements of AGC included in Exhibit 99.1 in AGL's Form 8-K dated March 29, 2017, filed with the U.S. Securities and Exchange Commission (the SEC).

As of September 30, 2017, AGC owns 39.3% of the outstanding shares of Municipal Assurance Holdings Inc. (MAC Holdings), a Delaware company formed to hold all of the outstanding shares of Municipal Assurance Corp. (MAC), a New York domiciled insurance company.

As an initial step in Assured Guaranty's efforts to combine the operations of its four affiliated European insurance companies, on June 26, 2017, AGC sold to its affiliate Assured Guaranty Municipal Corp. (AGM) all of the shares of its direct, wholly owned subsidiaries, Assured Guaranty (UK) plc (AGUK), CIFG Europe S.A. (CIFGE) and Assured Guaranty (London) plc (AGLN) (the acquisition of which is described in Note 2, Acquisitions) (collectively, the European Subsidiaries). The sale of the European Subsidiaries was approved by the New York State Department of Financial Services, the Maryland Insurance Administration (MIA) and the U.K. Prudential Regulation Authority (PRA). While Assured Guaranty, its European Subsidiaries and Assured Guaranty (Europe) plc (AGE), a subsidiary of AGM, have received certain regulatory approvals for the proposed combination of the European Subsidiaries and AGE, the combination is subject to further regulatory and court approvals. As a result, the Company cannot predict whether, or when, such combination will be completed.

The total consideration of $411 million paid by AGM to purchase AGC's European Subsidiaries consisted of: (i) $344 million gross principal amount of the Series A-1 Floating Rate Guaranteed Notes due December 21, 2035 issued by Orkney Re II plc (the Orkney Bonds) and (ii) $139 million of cash.  The carrying value of the European Subsidiaries, as of June 26, 2017, was approximately $651 million. In addition, AGC's approximately $55 million deferred tax liability on unremitted earnings of its European Subsidiaries was transferred to AGM.

AGUK guarantees the Orkney Bonds through a financial guarantee; it cedes 90% of the exposure to AGC and retains the remaining 10%. The $344 million principal amount of Orkney Bonds had a fair value (inclusive of the AGUK's financial guarantee) of $272 million and constituted 90% of the total amount of Orkney Bonds owned by AGM. In accordance with the Company's accounting policy, the Orkney Bonds are recorded excluding the value of AGUK's financial guarantee, and are carried in the financial statements on the same basis as the common parent, AGUS, with approximately $44 million established in accumulated other comprehensive income (AOCI).

In accordance with GAAP guidance on common control transactions, the net loss on the sale of the European Subsidiaries of approximately $166 million is recorded as a direct reduction to shareholder's equity. This net reduction consists of a $203 million dividend, offset by an AOCI increase of $37 million (comprising $17 million of cumulative translation adjustment benefit and $20 million of net unrealized gains).

Impact of Sale of the European Subsidiaries

(in millions)
Consideration paid	$411

Carrying value of European Subsidiaries	651
Deferred tax liabilities transferred	(55)
Net carrying value transferred	596

Impact before other related adjustments	(185)
Elimination of the financial guarantee on Orkney Bonds	20
Other	(1)
Net shareholder's equity impact	$(166)

Adopted Accounting Standards

Statement of Cash Flows

In November 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the Emerging Issues Task Force), which addresses the presentation of changes in restricted cash and restricted cash equivalents in the statement of cash flows with the objective of reducing the existing diversity in practice. Under the ASU, entities are required to show the changes in the total of cash, cash equivalents, restricted cash and restricted cash equivalents in the statement of cash flows.  As a result, entities will no longer present transfers between cash and cash equivalents and restricted cash and restricted cash equivalents in the statement of cash flows.  When cash, cash equivalents, restricted cash and restricted cash equivalents are presented in more than one line item on the balance sheet, the ASU requires a reconciliation be presented either on the face of the statement of cash flows or in the notes to the financial statements showing the totals in the statement of cash flows to the related captions in the balance sheet. The ASU was adopted on January 1, 2017 and was applied retrospectively. The required reconciliation is shown in Note 10, Investments and Cash.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force), which addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The ASU was adopted on January 1, 2017 and did not have an effect on the Company’s consolidated statements of cash flows for the periods presented.

Share-Based Payments

In March 2016, the FASB issued ASU 2016-09, Compensation - Stock Compensation (Topic 718) - Improvements to Employee Share-Based Payment, which simplifies several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows.  The new guidance requires all income tax effects of awards to be recognized in the income statement when the awards vest or are settled. It also allows an employer to repurchase more of an employee’s shares than it previously could for tax withholding purposes without triggering liability accounting and to make a policy election to account for forfeitures as they occur. The ASU was adopted January 1, 2017 with no material effect on the consolidated financial statements.

Future Application of Accounting Standards

Income Taxes

In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740) - Intra-Entity Transfers of Assets Other Than Inventory, which removes the current prohibition against immediate recognition of the current and deferred income tax effects of intra-entity transfers of assets other than inventory.  Under the ASU, the selling (transferring) entity is required to recognize a current income tax expense or benefit upon transfer of the asset.  Similarly, the purchasing (receiving) entity is required to recognize a deferred tax asset or deferred tax liability, as well as the related deferred tax benefit or expense, upon receipt of the asset.  The ASU is effective for annual periods beginning after December 15, 2017, including interim periods within those annual periods.  The ASU’s amendments are to be applied on a modified retrospective basis recognizing the effects in retained earnings as of the beginning of the year of adoption. The Company does not expect this ASU to have a material effect on its consolidated financial statements.

Financial Instruments

In January 2016, the FASB issued ASU 2016-01, Financial Instruments - Overall (Subtopic 825-10) - Recognition and Measurement of Financial Assets and Financial Liabilities.  The amendments in this ASU are intended to make targeted improvements to GAAP by addressing certain aspects of recognition, measurement, presentation, and disclosure of financial instruments.

Under the ASU, certain equity securities will need to be accounted for at fair value with changes in fair value recognized through net income instead of OCI.  The Company does not expect that the amendment related to certain equity securities will have a material effect on its consolidated financial statements.

Another amendment pertains to liabilities that an entity has elected to measure at fair value in accordance with the fair value option for financial instruments. For these liabilities, the portion of fair value change related to instrument specific credit risk will be separately presented in OCI as opposed to the income statement. The Company elected the fair value option to account for its consolidated FG VIEs. The Company is evaluating the effect that the ASU will have on its consolidated FG VIEs.

The ASU is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Entities will be required to record a cumulative-effect adjustment to the statement of financial position as of the beginning of the fiscal year in which the guidance is adopted.

Premium Amortization on Purchased Callable Debt Securities

In March 2017, the FASB issued ASU 2017-08, Receivables-Nonrefundable Fees and Other Costs (Topic 310-20) - Premium Amortization on Purchased Callable Debt Securities.  This ASU shortens the amortization period for the premium on certain purchased callable debt securities to the earliest call date. This ASU has no effect on the accounting for purchased callable debt securities held at a discount.  ASU 2017-08 is to be applied using a modified retrospective approach through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption.  The ASU is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years.  Early adoption is permitted.  The Company does not expect this ASU to have a material effect on its consolidated financial statements.

Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires lessees to present right-of-use assets and lease liabilities on the balance sheet. ASU 2016-02 is to be applied using a modified retrospective approach at the beginning of the earliest comparative period in the financial statements. The ASU is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. The Company is evaluating the effect that this ASU will have on its consolidated financial statements.

Credit Losses on Financial Instruments

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.  The amendments in this ASU are intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. The ASU requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions will use forward-looking information to better inform their credit loss estimates as a result of the ASU. While many of the loss estimation techniques applied today will still be permitted, the inputs to those techniques will change to reflect the full amount of expected credit losses. The ASU requires enhanced disclosures to help investors and other financial statement users to better understand significant estimates and judgments used in estimating credit losses, as well as credit quality and underwriting standards of an organization’s portfolio.

In addition, the ASU amends the accounting for credit losses on available-for-sale securities and purchased financial assets with credit deterioration. The ASU also eliminates the concept of “other than temporary” from the impairment model for certain available-for-sale securities. Accordingly, the ASU states that an entity must use an allowance approach, must limit the allowance to an amount by which the security’s fair value is less than its amortized cost basis, may not consider the length of time fair value has been less than amortized cost, and may not consider recoveries in fair value after the balance sheet date when assessing whether a credit loss exists. For purchased financial assets with credit deterioration, the ASU requires an entity’s method for measuring credit losses to be consistent with its method for measuring expected losses for originated and purchased non-credit-deteriorated assets.

The ASU is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For debt securities classified as available-for-sale, entities will be required to record a cumulative-effect adjustment to the statement of financial position as of the beginning of the first reporting period in which the guidance is adopted.  The changes to the impairment model for available-for-sale securities and changes to purchased financial assets with credit deterioration are to be applied prospectively. The Company is evaluating the effect that this ASU will have on its consolidated financial statements.

2.	Acquisitions

MBIA UK Insurance Limited

On January 10, 2017 (the MBIA UK Acquisition Date), AGC completed its acquisition of MBIA UK Insurance Limited (MBIA UK), the U.K. operating subsidiary of MBIA Insurance Corporation (MBIA) (the MBIA UK Acquisition). As consideration for the outstanding shares of MBIA UK plus $23 million in cash, AGC exchanged all its holdings of notes issued in the Zohar II 2005-1 transaction (Zohar II Notes), which were insured by MBIA. AGC’s Zohar II Notes had total outstanding principal of approximately $347 million and fair value of $334 million as of the MBIA UK Acquisition Date. The MBIA UK Acquisition added approximately $12 billion of net par insured on January 10, 2017.

MBIA UK was renamed Assured Guaranty (London) Ltd. and, on June 1, 2017, was re-registered as a public limited company (plc). Further, AGLN was sold by AGC to AGM and then contributed by AGM to AGE on June 26, 2017. Please refer to Note 1, Business and Basis of Presentation for additional information on the European subsidiaries combination.

The MBIA UK Acquisition was accounted for under the acquisition method of accounting which requires that the assets and liabilities acquired be recorded at fair value. The Company exercised significant judgment to determine the fair value of the assets it acquired and liabilities it assumed in the MBIA UK Acquisition. The most significant of these determinations related to the valuation of MBIA UK's financial guaranty insurance contracts. On an aggregate basis, MBIA UK's contractual premiums for financial guaranty insurance contracts were less than the premiums a market participant of similar credit quality would demand to acquire those contracts on the MBIA UK Acquisition Date, particularly for below-investment-grade (BIG) transactions, resulting in a significant amount of the purchase price being allocated to these contracts. For information on the methodology used to measure the fair value of assets acquired and liabilities assumed in the MBIA UK Acquisition, please refer to Note 7, Fair Value Measurement.

The fair value of the Company's stand-ready obligation on the MBIA UK Acquisition Date was recorded in unearned premium reserve. After the MBIA UK Acquisition Date, loss reserves and loss and loss adjustment expenses (LAE) were recorded when the expected losses for each contract exceeded the remaining unearned premium reserve, in accordance with the Company's accounting policy described in the annual consolidated financial statements of AGC included in Exhibit 99.1 in AGL's Form 8-K dated March 29, 2017, filed with the SEC. The expected losses acquired by the Company as part of the MBIA UK Acquisition are included in Note 5, Expected Losses to be Paid.

The excess of the fair value of net assets acquired over the consideration transferred was recorded as a bargain purchase gain in "bargain purchase gain and settlement of pre-existing relationships" in net income. In addition, the Company and MBIA UK had pre-existing reinsurance relationships, which were also effectively settled at fair value on the MBIA UK Acquisition Date. The gain on settlement of these pre-existing reinsurance relationships represents the net difference between the historical assumed balances that were recorded by the Company and the fair value of ceded balances acquired from MBIA UK. The Company believes the bargain purchase gain resulted from MBIA's strategy to address its insurance obligations with regards to the Zohar II Notes, the issuers of which MBIA did not expect would have sufficient funds to repay such notes in full on the scheduled maturity date of such notes in January 2017.

The following table shows the net effect of the MBIA UK Acquisition, including the effects of the settlement of pre-existing relationships.

	Fair Value of Net Assets Acquired, before Settlement of Pre-existing Relationships	Net effect of Settlement of Pre-existing Relationships	Net Effect of MBIA UK Acquisition
	(in millions)
Purchase price (1)	$334	$—	$334

Identifiable assets acquired:
Investments	459	—	459
Cash	72	—	72
Premiums receivable, net of commissions payable	274	(3)	271
Other assets	16	(6)	10
Total assets	821	(9)	812

Liabilities assumed:
Unearned premium reserves	389	(6)	383
Current tax payable	25	—	25
Other liabilities	4	(4)	0
Total liabilities	418	(10)	408
Net assets of MBIA UK	403	1	404
Cash acquired from MBIA Holdings	23	—	23
Deferred tax liability	(36)	—	(36)
Net asset effect of MBIA UK Acquisition	390	1	391
Bargain purchase gain and settlement of pre-existing relationships resulting from MBIA UK Acquisition, after-tax	56	1	57
Deferred tax	—	1	1
Bargain purchase gain and settlement of pre-existing relationships resulting from MBIA UK Acquisition, pre-tax	$56	$2	$58
_____________________

(1)
The purchase price of $334 million was allocated as follows: (1) $329 million for the purchase of net assets of $385 million, and (2) the settlement of pre-existing relationships between MBIA UK and Assured Guaranty at a fair value of $5 million.

As indicated in Note 1, Business and Basis of Presentation, AGC sold MBIA UK (renamed AGLN) to AGM on June 26, 2017.

Revenue and net income related to MBIA UK from the MBIA UK Acquisition Date through June 26, 2017 (the date of the sale of MBIA UK to AGM) included in the consolidated statement of operations were approximately $149 million and $112 million, respectively, including the bargain purchase gain, settlement of pre-existing relationships, quarterly activity and realized gain on the disposition of AGC's Zohar II Notes. For the six-month period ended June 30, 2017, the Company recognized transaction expenses related to the MBIA UK Acquisition of $7 million comprising primarily legal and financial advisors fees.

Unaudited Pro Forma Results of Operations

The following unaudited pro forma information presents the combined results of operations of the Company and MBIA UK as if the acquisition had been completed on January 1, 2016, as required under GAAP. The pro forma accounts include the estimated historical results of the Company and MBIA UK and pro forma adjustments primarily comprising the earning of the unearned premium reserve and the expected losses that would be recognized in net income for each prior period presented, as well as the accounting for bargain purchase gain, settlement of pre-existing relationships, the realized gain on the disposition of the Zohar II Notes and MBIA UK acquisition related expenses, all net of tax at the applicable statutory rate.

The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined as of January 1, 2016, nor is it indicative of the results of operations in future periods. The Company did not include any pro forma combined financial information for 2017 as substantially all of MBIA UK's results of operations for 2017 are included in Nine Months 2017 consolidated statements of operations.

Unaudited Pro Forma Results of Operations

Six Months Ended June 30, 2016
(in millions)
Pro forma revenues	$275
Pro forma net income	152

CIFG Holding Inc.

On July 1, 2016, AGC acquired all of the issued and outstanding capital stock of CIFG Holding Inc. (together with its subsidiaries CIFGH), the parent of financial guaranty insurer CIFG Assurance North America, Inc. (CIFGNA), (the CIFG Acquisition), for $450.6 million in cash. AGC merged CIFGNA with and into AGC, with AGC as the surviving company, on July 5, 2016. The CIFG Acquisition added $4.4 billion of net par insured to the Company on July 1, 2016. The CIFG Acquisition also caused the cancellation of a retrocession from AGC to AG Re of $1.2 billion of insured par that had been reinsured by AGC from CIFG, so the CIFG Acquisition added $5.6 billion of net par insured to AGC on July 1, 2016.

Please refer to Note 2, Acquisitions, in the annual consolidated financial statements of AGC included in Exhibit 99.1 in AGL's Form 8-K dated March 29, 2017, filed with the SEC for additional information on the acquisition of CIFG Holding Inc., including the purchase price and the allocation of the purchase price to net assets acquired and the resulting bargain purchase gain and the loss on settlement of pre-existing relationships.

3.	Ratings

     The financial strength ratings (or similar ratings) for the Company, along with the date of the most recent rating action (or confirmation) by the rating agency, are shown in the table below. Ratings are subject to continuous rating agency review and revision or withdrawal at any time.  In addition, the Company periodically assesses the value of each rating assigned to it, and as a result of such assessment may request that a rating agency add or drop a rating.

	S&P Global Ratings, a division of Standard & Poor’s Financial Services LLC	Kroll Bond Rating Agency	Moody’s Investors Service, Inc.
AGC	AA(stable) (6/26/17)	AA (stable) (12/1/17)	(1)
MAC	AA(stable) (6/26/17)	AA+(stable) (7/14/17)	—
____________________

(1)	AGC requested that Moody’s Investors Service, Inc. (Moody's) withdraw its financial strength ratings of AGC in January 2017, but Moody's denied that request. Moody’s continues to rate AGC A3 (stable).

There can be no assurance that any of the rating agencies will not take negative action on the financial strength ratings of AGC in the future.

For a discussion of the effects of rating actions on the Company, please refer to Note 6, Contracts Accounted for as Insurance, and Note 14, Reinsurance and Other Monoline Exposures.

4.	Outstanding Exposure

The Company’s financial guaranty contracts are written in either insurance or credit derivative form, but collectively are considered financial guaranty contracts. The Company seeks to limit its exposure to losses by underwriting obligations that it views as investment grade at inception, although, as part of its loss mitigation strategy for existing troubled credits, it may underwrite new issuances that it views as BIG. The Company diversifies its insured portfolio across asset classes and, in the structured finance portfolio, requires rigorous subordination or collateralization requirements. Reinsurance may be used in order to reduce net exposure to certain insured transactions.

     Public finance obligations insured by the Company consist primarily of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, health care facilities and government office buildings. The Company also includes within public finance similar obligations issued by territorial and non-U.S. sovereign and sub-sovereign issuers and governmental authorities.

Structured finance obligations insured by the Company are generally issued by special purpose entities, including VIEs, and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations. Some of these VIEs are consolidated as described in Note 9, Consolidated Variable Interest Entities. Unless otherwise specified, the outstanding par and debt service amounts presented in this note include outstanding exposures on VIEs whether or not they are consolidated.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies, except that the Company's internal credit ratings focus on future performance rather than lifetime performance.

The Company monitors its insured portfolio and refreshes its internal credit ratings on individual credits in quarterly, semi-annual or annual cycles based on the Company’s view of the credit’s quality, loss potential, volatility and sector. Ratings on credits in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter. The Company’s credit ratings on assumed credits are based on the Company’s reviews of low-rated credits or credits in volatile sectors, unless such information is not available, in which case, the ceding company’s credit ratings of the transactions are used.

Credits identified as BIG are subjected to further review to determine the probability of a loss. Please refer to Note 5, Expected Loss to be Paid, for additional information. Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a future loss is expected and whether a claim has been paid. For surveillance purposes, the Company calculates present value using a discount rate of 4%. (A risk-free rate is used for calculating the expected loss for financial statement measurement purposes.)

More extensive monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. The Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will pay more claims on that transaction in the future than it will have reimbursed. The three BIG categories are:

•	BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•
BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims which are claims that the Company expects to be reimbursed within one year) have yet been paid.

•	BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Components of Outstanding Exposure

Unless otherwise noted, ratings disclosed herein on the Company's insured portfolio reflect its internal ratings. The Company classifies those portions of risks benefiting from reimbursement obligations collateralized by eligible assets held in trust in acceptable reimbursement structures as the higher of 'AA' or their current internal rating.

The Company purchases securities that it has insured, and for which it has expected losses to be paid, in order to mitigate the economic effect of insured losses (loss mitigation securities). The Company excludes amounts attributable to loss mitigation securities (unless otherwise indicated) from par and debt service outstanding, which amounts are included in the investment portfolio, because it manages such securities as investments and not insurance exposure. As of September 30, 2017 and December 31, 2016, the Company excluded $743 million and $711 million, respectively, of net par related to loss mitigation securities (which are mostly BIG), and other loss mitigation strategies. The following table presents the gross and net debt service for financial guaranty contracts.

Financial Guaranty
Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	September 30, 2017	December 31, 2016	September 30, 2017	December 31, 2016
	(in millions)
Public finance	$74,236	$89,942	$37,348	$44,804
Structured finance	8,330	13,041	5,943	9,725
Total financial guaranty	$82,566	$102,983	$43,291	$54,529

All of the outstanding commitments AGC had as of September 30, 2017 have expired as of the date of this filing.

Financial Guaranty Portfolio by Internal Rating
As of September 30, 2017

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$42	0.2%	$862	23.8%	$691	15.0%	$160	18.2%	$1,755	5.9%
AA	2,855	14.0	1	0.0	1,507	32.6	48	5.5	4,411	14.9
A	9,863	48.2	591	16.3	1,325	28.7	197	22.4	11,976	40.6
BBB	5,460	26.7	1,802	49.8	259	5.6	436	49.6	7,957	26.9
BIG	2,232	10.9	365	10.1	834	18.1	38	4.3	3,469	11.7
Total net par outstanding	$20,452	100.0%	$3,621	100.0%	$4,616	100.0%	$879	100.0%	$29,568	100.0%

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2016

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$71	0.3%	$784	20.8%	$3,535	43.6%	$228	21.4%	$4,618	12.3%
AA	3,384	13.7	252	6.7	1,807	22.2	77	7.3	5,520	14.7
A	11,823	48.1	566	15.1	1,148	14.1	225	21.2	13,762	36.7
BBB	6,440	26.2	1,807	48.1	336	4.1	455	42.9	9,038	24.1
BIG	2,873	11.7	349	9.3	1,297	16.0	76	7.2	4,595	12.2
Total net par outstanding	$24,591	100.0%	$3,758	100.0%	$8,123	100.0%	$1,061	100.0%	$37,533	100.0%

Components of BIG Portfolio

Components of BIG Net Par Outstanding
(Insurance and Credit Derivative Form)
As of September 30, 2017

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
			(in millions)
Public finance:
U.S. public finance	$570	$302	$1,360	$2,232	$20,452
Non-U.S. public finance	308	57	—	365	3,621
Public finance	878	359	1,360	2,597	24,073
Structured finance:
U.S. Residential mortgage-backed securities (RMBS)	119	138	364	621	1,536
Triple-X life insurance transactions	—	—	—	—	455
Trust preferred securities (TruPS)	188	—	—	188	1,259
Other structured finance	15	46	2	63	2,245
Structured finance	322	184	366	872	5,495
Total	$1,200	$543	$1,726	$3,469	$29,568

Components of BIG Net Par Outstanding
(Insurance and Credit Derivative Form)
As of December 31, 2016

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
			(in millions)
Public finance:
U.S. public finance	$873	$1,364	$636	$2,873	$24,591
Non-U.S. public finance	295	54	—	349	3,758
Public finance	1,168	1,418	636	3,222	28,349
Structured finance:
U.S. RMBS	128	174	425	727	1,774
Triple-X life insurance transactions	—	—	149	149	556
TruPS	243	95	—	338	1,607
Other structured finance	40	116	3	159	5,247
Structured finance	411	385	577	1,373	9,184
Total	$1,579	$1,803	$1,213	$4,595	$37,533

BIG Net Par Outstanding
and Number of Risks
As of September 30, 2017

	Net Par Outstanding			Number of Risks(2)
Description	Financial Guaranty Insurance(1)	Credit Derivative	Total	Financial Guaranty Insurance(1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$779	$421	$1,200	111	9	120
Category 2	488	55	543	36	4	40
Category 3	1,652	74	1,726	113	8	121
Total BIG	$2,919	$550	$3,469	260	21	281

BIG Net Par Outstanding
and Number of Risks
As of December 31, 2016

	Net Par Outstanding			Number of Risks(2)
Description	Financial Guaranty Insurance(1)	Credit Derivative	Total	Financial Guaranty Insurance(1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$1,123	$456	$1,579	133	10	143
Category 2	1,644	159	1,803	65	6	71
Category 3	1,100	113	1,213	107	9	116
Total BIG	$3,867	$728	$4,595	305	25	330
 ____________________

(1)	Includes net par outstanding for VIEs.

(2)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

Exposure to Puerto Rico

The Company has insured exposure to general obligation bonds of the Commonwealth of Puerto Rico (Puerto Rico or the Commonwealth) and various obligations of its related authorities and public corporations aggregating $1.7 billion net par as of September 30, 2017, all of which are rated BIG. In recent years, Puerto Rico has experienced significant general fund budget deficits and a challenging economic environment. Beginning on January 1, 2016, a number of Puerto Rico credits have defaulted on bond payments, and the Company has now paid claims on most of its Puerto Rico credits as shown in the table "Puerto Rico Net Par Outstanding" below.

On November 30, 2015 and December 8, 2015, Governor García Padilla of Puerto Rico (the Former Governor) issued executive orders (Clawback Orders) directing the Puerto Rico Department of Treasury and the Puerto Rico Tourism Company to "claw back" certain taxes pledged to secure the payment of bonds issued by the Puerto Rico Highways and Transportation Authority (PRHTA), Puerto Rico Infrastructure Financing Authority (PRIFA), and Puerto Rico Convention Center District Authority (PRCCDA). The Puerto Rico credits insured by the Company subject to clawback are shown in the table “Puerto Rico Net Par Outstanding” below.

On June 30, 2016, the Puerto Rico Oversight, Management, and Economic Stability Act (PROMESA) was signed into law by the President of the United States. PROMESA establishes a seven-member federal financial oversight board (Oversight

Board) with authority to require that balanced budgets and fiscal plans be adopted and implemented by Puerto Rico. PROMESA provides a legal framework under which the debt of the Commonwealth and its related authorities and public corporations may be voluntarily restructured, and grants the Oversight Board the sole authority to file restructuring petitions in a federal court to restructure the debt of the Commonwealth and its related authorities and public corporations if voluntary negotiations fail, provided that any such restructuring must be in accordance with an Oversight Board approved fiscal plan that respects the liens and priorities provided under Puerto Rico law.

On January 2, 2017, Ricardo Antonio Rosselló Nevares (the Governor) took office, replacing the Former Governor. On January 29, 2017, the Governor signed the Puerto Rico Emergency and Fiscal Responsibility Act (Emergency Act) that, among other things, defined an emergency period that has since been extended to December 31, 2017, continued diversion of collateral away from bonds the Company insures, and defined the powers and duties of the Fiscal Agency and Financial Advisory Authority.

In mid-March 2017, the Oversight Board certified Puerto Rico’s fiscal plan, dated March 13, 2017 (Fiscal Plan). The Fiscal Plan provides only approximately $7.9 billion for Commonwealth debt service over the next ten years, an amount less than scheduled debt service for such period. The Fiscal Plan itself acknowledges that there are a number of legal and contractual issues not addressed by the Fiscal Plan. On April 28, 2017, the Oversight Board approved fiscal plans for Puerto Rico Electric Power Authority (PREPA) and PRHTA, and directed Puerto Rico Aqueduct and Sewer Authority (PRASA) to amend its proposed plan in several ways. The Oversight Board approved the amended PRASA plan on June 30, 2017. The PRHTA plan assumes that PRHTA will not pay any debt service at least through 2026. The PRASA plan assumes it will pay only approximately 65% of its debt service through 2026. The Company does not believe the fiscal plans of PRHTA or PRASA in their current forms comply with certain mandatory requirements of PROMESA.

On May 3, 2017, the Oversight Board filed a petition with the Federal District Court of Puerto Rico for the Commonwealth under Title III of PROMESA. Title III of PROMESA provides for a process analogous to a voluntary bankruptcy process under chapter 9 of the United States Bankruptcy Code (Bankruptcy Code). On May 21, 2017, the Board filed a petition under Title III of PROMESA for PRHTA. On July 2, 2017, after the rejection by the Oversight Board and termination by PREPA of the Restructuring Support Agreement (RSA) described below, the Oversight Board commenced proceedings for PREPA under Title III of PROMESA.
The Company believes that a number of the actions taken by the Commonwealth, the Oversight Board and others with respect to obligations the Company insures are illegal or unconstitutional or both, and has taken legal action, and may take additional legal action in the future, to enforce its rights with respect to these matters. Please refer to “Puerto Rico Recovery Litigation” below.

Judge Laura Taylor Swain of the Southern District of New York was selected by Chief Justice John Roberts of the United States Supreme Court to preside over any proceedings under PROMESA. Judge Swain has selected a team of five federal judges to act as mediators for certain issues and disputes.

On September 20, 2017, Hurricane Maria made landfall in Puerto Rico as a Category 4 hurricane on the Saffir-Simpson scale, causing loss of life and widespread devastation in the Commonwealth. Damage to the Commonwealth’s infrastructure, including the power grid, water system and transportation system, was extensive, with the entire island being without power in the aftermath of the storm. Officials continue to assess the extent of the damage, but rebuilding and economic recovery are expected to take years. While the federal government is expected to provide very substantial resources for relief and rebuilding -- which is expected to help economic activity and address the Commonwealth’s infrastructure needs in the intermediate and longer term -- economic activity in general and tourism in particular, as well as tax collections, are all expected to decline in the short term. Out migration to the mainland is also expected to increase, at least initially.

Litigation and mediation related to the Commonwealth’s debt have been delayed by Hurricane Maria. The final form and timing of responses to Puerto Rico’s financial distress and the devastation of Hurricane Maria eventually taken by the federal government or implemented under the auspices of PROMESA and the Oversight Board or otherwise, and the final impact, after resolution of legal challenges, of any such responses on obligations insured by the Company, are uncertain. In addition, federal income tax reform and related legislation being reconciled in the U.S. Congress, if enacted, may adversely impact Puerto Rico's economy, and the final form of any such legislation and its impact on obligations insured by the Company are also uncertain.

The Company groups its Puerto Rico exposure into three categories:

•
Constitutionally Guaranteed. The Company includes in this category public debt benefiting from Article VI of the Constitution of the Commonwealth, which expressly provides that interest and principal payments on the public debt are to be paid before other disbursements are made.

•
Public Corporations – Certain Revenues Potentially Subject to Clawback. The Company includes in this category the debt of public corporations for which applicable law permits the Commonwealth to claw back, subject to certain conditions and for the payment of public debt, at least a portion of the revenues supporting the bonds the Company insures. As a constitutional condition to clawback, available Commonwealth revenues for any fiscal year must be insufficient to pay Commonwealth debt service before the payment of any appropriations for that year.  The Company believes that this condition has not been satisfied to date, and accordingly that the Commonwealth has not to date been entitled to claw back revenues supporting debt insured by the Company. Prior to the enactment of PROMESA, the Company sued various Puerto Rico governmental officials in the United States District Court, District of Puerto Rico asserting that Puerto Rico's attempt to “claw back” pledged taxes is unconstitutional, and demanding declaratory and injunctive relief. Please refer to "Puerto Rico Recovery Litigation" below.

•	Other Public Corporations. The Company includes in this category the debt of public corporations that are supported by revenues it does not believe are subject to clawback.

Constitutionally Guaranteed

General Obligation. As of September 30, 2017, the Company had $343 million insured net par outstanding of the general obligations of Puerto Rico, which are supported by the good faith, credit and taxing power of the Commonwealth. On July 1, 2016, despite the requirements of Article VI of its Constitution, the Commonwealth defaulted on most of the debt service payment due that day, and the Company made its first claim payments on these bonds, and has continued to make claim payments on these bonds. As noted above, the Oversight Board filed a petition under Title III of PROMESA with respect to the Commonwealth.

Puerto Rico Public Buildings Authority (PBA). As of September 30, 2017, the Company had $141 million insured net par outstanding of PBA bonds, which are supported by a pledge of the rents due under leases of government facilities to departments, agencies, instrumentalities and municipalities of the Commonwealth, and that benefit from a Commonwealth guaranty supported by a pledge of the Commonwealth’s good faith, credit and taxing power. On July 1, 2016, despite the requirements of Article VI of its Constitution, the PBA defaulted on most of the debt service payment due that day, and the Company made its first claim payments on these bonds and has continued to make claim payments on these bonds.

Public Corporations - Certain Revenues Potentially Subject to Clawback

PRHTA. As of September 30, 2017, the Company had $511 million insured net par outstanding of PRHTA (transportation revenue) bonds and $93 million insured net par of PRHTA (highways revenue) bonds. The transportation revenue bonds are secured by a subordinate gross lien on gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls, plus a first lien on up to $120 million annually of taxes on crude oil, unfinished oil and derivative products. The highways revenue bonds are secured by a gross lien on gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls. The non-toll revenues consisting of excise taxes and fees collected by the Commonwealth on behalf of PRHTA and its bondholders that are statutorily allocated to PRHTA and its bondholders are potentially subject to clawback. Despite the presence of funds in relevant debt service accounts that the Company believes should have been employed to fund debt service, PRHTA defaulted on the full July 1, 2017 insured debt service payment, and the Company made its first claim payments on these bonds. As noted above, on April 28, 2017, the Oversight Board approved a fiscal plan for PRHTA that PRHTA will not pay any debt service at least through 2026. The Company does not believe the PRHTA fiscal plan in its current form complies with certain mandatory requirements of PROMESA.

PRCCDA. As of September 30, 2017, the Company had $152 million insured net par outstanding of PRCCDA bonds, which are secured by certain hotel tax revenues. These revenues are sensitive to the level of economic activity in the area and are potentially subject to clawback. There were sufficient funds in the PRCCDA bond accounts to make only partial payments on the July 1, 2017 PRCCDA bond payments guaranteed by the Company, and the Company made its first claim payments on these bonds.

PRIFA. As of September 30, 2017, the Company had $17 million insured net par outstanding of PRIFA bonds, which are secured primarily by the return to Puerto Rico of federal excise taxes paid on rum. These revenues are potentially subject to the clawback. The Company made its first claim payment on PRIFA bonds in January 2016, and has continued to make claim payments on PRIFA bonds.

Other Public Corporations

PREPA. As of September 30, 2017, the Company had $73 million insured net par outstanding of PREPA obligations, which are secured by a lien on the revenues of the electric system.

On December 24, 2015, AGM and AGC entered into an RSA with PREPA, an ad hoc group of uninsured bondholders and a group of fuel-line lenders that would, subject to certain conditions, result in, among other things, modernization of the utility and a restructuring of current debt. Upon finalization of the contemplated restructuring transaction, insured PREPA revenue bonds (with no reduction to par or stated interest rate) would be supported by securitization bonds issued by a special purpose corporation and secured by a transition charge assessed on ratepayers.

In March 2017, the Governor indicated a desire to modify certain aspects of the RSA. On April 6, 2017, the Governor announced that an agreement in principle had been reached to supplement the RSA. As supplemented, the RSA called for AGM and AGC to provide surety insurance policies aggregating approximately $113 million ($14 million for AGC and $99 million for AGM) to support the securitization bonds contemplated by the RSA, to extend the maturity of all of the relending financing provided in 2016, and to provide $120 million of principal payment deferrals in 2018 through 2023. In addition, the RSA as supplemented provided for a consensual restructuring under Title VI of PROMESA.

The Oversight Board did not certify the RSA under Title VI of PROMESA as the Company believes is required by PROMESA, but rather, on July 2, 2017, commenced proceedings for PREPA under Title III of PROMESA. PREPA defaulted on its July 1, 2017 debt service payments, and the Company made its first claim payments on these bonds to bondholders as a result of these defaults. The Company believes that a number of the actions taken by the Commonwealth, the Oversight Board and others with respect to the PREPA obligations it insures and the RSA are illegal or unconstitutional or both, and has taken legal action, and may take additional legal action in the future, to enforce its rights with respect to these matters. Please refer to “Puerto Rico Recovery Litigation” below.

PRASA. As of September 30, 2017, the Company had $284 million of insured net par outstanding to PRASA bonds, which are secured by a lien on the gross revenues of the water and sewer system. On September 15, 2015, PRASA entered into a settlement with the U.S. Department of Justice and the U.S. Environmental Protection Agency that requires it to spend $1.6 billion to upgrade and improve its sewer system island-wide. The PRASA bond accounts contained sufficient funds to make the PRASA bond payments due through the date of this filing that were guaranteed by the Company, and those payments were made in full. As noted above, on April 28, 2017, the Oversight Board considered a fiscal plan for PRASA that assumes PRASA will pay only approximately 65% of its debt service through 2026, and approved the amended plan on June 30, 2017. Because PRASA has several categories of debt outstanding and the Company insures only PRASA debt with a senior lien on gross revenues of PRASA, it is unclear whether (or to what extent, if any) the payment of only 65% of debt service through 2026 would result in a reduction in PRASA payments of Company-insured debt. The Company does not believe the PRASA fiscal plan in its current form complies with certain mandatory requirements of PROMESA.

Municipal Finance Agency (MFA). As of September 30, 2017, the Company had $54 million net par outstanding of bonds issued by MFA secured by a lien on local property tax revenues. The MFA bond accounts contained sufficient funds to make the MFA bond payments due through the date of this filing that were guaranteed by the Company, and those payments were made in full.

University of Puerto Rico (U of PR). As of September 30, 2017, the Company had $1 million insured net par outstanding of U of PR bonds, which are general obligations of the university and are secured by a subordinate lien on the proceeds, profits and other income of the University, subject to a senior pledge and lien for the benefit of outstanding university system revenue bonds. As of the date of this filing, all debt service payments on U of PR bonds insured by the Company have been made.

Puerto Rico Recovery Litigation

The Company believes that a number of the actions taken by the Commonwealth, the Oversight Board and others with respect to obligations it insures are illegal or unconstitutional or both, and has taken legal action, and may take additional legal action in the future, to enforce its rights with respect to these matters.

On January 7, 2016, AGM, AGC and Ambac Assurance Corporation (Ambac) commenced an action for declaratory judgment and injunctive relief in the U.S. District Court for the District of Puerto Rico (Federal District Court in Puerto Rico) to invalidate the executive orders issued by the Former Governor on November 30, 2015 and December 8, 2015 directing that the Secretary of the Treasury of the Commonwealth of Puerto Rico and the Puerto Rico Tourism Company claw back certain taxes and revenues pledged to secure the payment of bonds issued by the PRHTA, the PRCCDA and the PRIFA. The Commonwealth defendants filed a motion to dismiss the action for lack of subject matter jurisdiction, which the Court denied on October 4, 2016. On October 14, 2016, the Commonwealth defendants filed a notice of PROMESA automatic stay. While the PROMESA automatic stay expired on May 1, 2017, on May 17, 2017, the Court stayed the action under Title III of PROMESA.

On May 3, 2017, AGM and AGC filed in the Federal District Court in Puerto Rico an adversary complaint seeking a judgment that the Commonwealth's Fiscal Plan violates various sections of PROMESA and the Contracts, Takings and Due Process Clauses of the U.S. Constitution, an injunction enjoining the Commonwealth and Oversight Board from presenting or proceeding with confirmation of any plan of adjustment based on the Fiscal Plan, and a stay on the confirmation of any plan of adjustment based on the Fiscal Plan pending development of a fiscal plan that complies with PROMESA and the U.S. Constitution. On October 6, 2017, AGC and AGM voluntarily withdrew without prejudice the complaint, based on their expectation that the Fiscal Plan would be modified as a result of Hurricane Maria.

On May 16, 2017, The Bank of New York Mellon, as trustee for the bonds issued by Puerto Rico Sales Tax Financing Corporation (COFINA), filed an adversary complaint for interpleader and declaratory relief with the Federal District Court in Puerto Rico to resolve competing and conflicting demands made by various groups of COFINA bondholders, insurers of certain COFINA Bonds and COFINA, regarding funds held by the trustee for certain COFINA bond debt service payments scheduled to occur on and after June 1, 2017. On May 19, 2017, an order to show cause was entered permitting AGC and AGM to intervene in this matter. While AGM has insured COFINA Bonds, AGC has not.

On June 3, 2017, AGC and AGM filed an adversary complaint in Federal District Court in Puerto Rico seeking (i) a judgment declaring that the application of pledged special revenues to the payment of the PRHTA Bonds is not subject to the PROMESA Title III automatic stay and that the Commonwealth has violated the special revenue protections provided to the PRHTA Bonds under the Bankruptcy Code; (ii) an injunction enjoining the Commonwealth from taking or causing to be taken any action that would further violate the special revenue protections provided to the PRHTA Bonds under the Bankruptcy Code; and (iii) an injunction ordering the Commonwealth to remit the pledged special revenues securing the PRHTA Bonds in accordance with the terms of the special revenue provisions set forth in the Bankruptcy Code.

On June 26, 2017, AGM and AGC filed a complaint in Federal District Court in Puerto Rico seeking (i) a declaratory judgment that the PREPA RSA is a “Preexisting Voluntary Agreement” under Section 104 of PROMESA and the Oversight Board’s failure to certify the PREPA RSA is an unlawful application of Section 601 of PROMESA; (ii) an injunction enjoining the Oversight Board from unlawfully applying Section 601 of PROMESA and ordering it to certify the PREPA RSA; and (iii) a writ of mandamus requiring the Oversight Board to comply with its duties under PROMESA and certify the PREPA RSA. On July 21, 2017, in light of its PREPA Title III petition on July 2, 2017, the Oversight Board filed a notice of stay under PROMESA.

On July 18, 2017, AGM and AGC filed a motion for relief from the automatic stay in the PREPA Title III bankruptcy proceeding and a form of complaint seeking the appointment of a receiver for PREPA. That motion was denied on September 14, 2017. AGM and AGC filed a notice of appeal on September 28, 2017.

On August 7, 2017, AGC and AGM filed an adversary complaint in Federal District Court in Puerto Rico seeking, among other things, judgment against defendants (i) declaring that the application of pledged special revenues to the payment of the PREPA Bonds is not subject to the PROMESA Title III automatic stay and that the Commonwealth has violated the special revenue protections provided to the PREPA Bonds under the Bankruptcy Code; (ii) declaring that capital expenditures and all other expenses that do not constitute current, reasonable and necessary operating expenses may not be paid from pledged special revenues prior to the payment of debt service on the PREPA Bonds, and (iii) enjoining defendants from taking or causing to be taken any action that would further violate the special revenue protections provided to the PREPA Bonds under the Bankruptcy Code; and (iv) ordering defendants to remit the pledged special revenues securing the PREPA Bonds in accordance with the terms of the special revenue provisions set forth in the Bankruptcy Code. On October 13, 2017, AGC and AGM voluntarily withdrew without prejudice the complaint in order to allow PREPA to focus on emergency efforts to restore electricity to the island's residents and businesses in the wake of Hurricane Maria.

All Puerto Rico exposures are internally rated BIG. The following tables show the Company’s insured exposure to general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations.

Puerto Rico
Gross Par and Gross Debt Service Outstanding

	Gross Par Outstanding		Gross Debt Service Outstanding
	September 30, 2017	December 31, 2016	September 30, 2017	December 31, 2016
	(in millions)
Exposure to Puerto Rico	$2,041	$2,128	$3,501	$3,697

Puerto Rico
Net Par Outstanding

	As of September 30, 2017	As of December 31, 2016
	(in millions)
Commonwealth Constitutionally Guaranteed
Commonwealth of Puerto Rico - General Obligation Bonds (1) (2)	$343	$378
PBA (1)	141	169
Public Corporations - Certain Revenues Potentially Subject to Clawback
PRHTA (Transportation revenue) (1) (2)	511	519
PRHTA (Highways revenue) (1) (2)	93	93
PRCCDA (1)	152	152
PRIFA (1)	17	17
Other Public Corporations
PREPA (1) (2)	73	73
PRASA	284	285
MFA	54	61
U of PR	1	1
Total net exposure to Puerto Rico	$1,669	$1,748
____________________
(1)    As of the date of this filing, the Company has paid claims on these credits.

(2)    As of the date of this filing, the Oversight Board has certified a filing under Title III of PROMESA for these credits.

The following table shows the scheduled amortization of the insured general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations. The Company guarantees payments of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis. In the event that obligors default on their obligations, the Company would only be required to pay the shortfall between the principal and interest due in any given period and the amount paid by the obligors.

Amortization Schedule of Puerto Rico Net Par Outstanding
and Net Debt Service Outstanding
As of September 30, 2017

	Scheduled Net Par Amortization	Scheduled Net Debt Service Amortization
	(in millions)
2017 (October 1 - December 31)	$0	$0
2018 (January 1 - March 31)	0	43
2018 (April 1 - June 30)	0	0
2018 (July 1 - September 30)	84	124
2018 (October 1 - December 31)	0	0
Subtotal 2018	84	167
2019	67	149
2020	118	195
2021	53	127
2022-2026	234	561
2027-2031	297	535
2032-2036	505	670
2037-2041	107	178
2042-2047	204	255
Total	$1,669	$2,837

Exposure to the U.S. Virgin Islands

The Company has $11 million insured net par outstanding to the U.S. Virgin Islands and its related authorities (USVI), of which it rates $9 million BIG. The $9 million BIG USVI net par comprises bonds of the Virgin Islands Water and Power Authority secured by a net revenue pledge of the electric system. The $2 million USVI net par the Company rated investment grade is comprised primarily of bonds secured by a lien on matching fund revenues related to excise taxes on products produced in the USVI and exported to the U.S., primarily rum.

Hurricane Irma caused significant damage in St. John and St. Thomas, while Hurricane Maria made landfall on St. Croix as a Category 4 hurricane on the Saffir-Simpson scale, causing loss of life and substantial damage to St. Croix’s businesses and infrastructure, including the power grid. The USVI is benefiting from the federal response to this year’s hurricanes and has made its debt service payments to date.

Exposure to the Selected European Countries

The European countries where the Company has exposure and believes heightened uncertainties exist are: Hungary, Italy, Portugal, Spain and Turkey (collectively, the Selected European Countries). The Company’s direct economic exposure to the Selected European Countries, based on par, is shown in the following table, net of ceded reinsurance.

Net Direct Economic Exposure to Selected European Countries(1)
As of September 30, 2017

	Hungary	Italy	Portugal	Spain	Turkey	Total
	(in millions)
Sub-sovereign exposure(2)	$12	$164	$1	$46	$—	$223
Non-sovereign exposure(3)	3	19	—	—	180	202
Total	$15	$183	$1	$46	$180	$425
Total BIG (See Note 5)	$12	$—	$1	$46	$—	$59
____________________

(1)	While exposures are shown in U.S. dollars, the obligations are in various currencies, primarily euros.

(2)
Sub-sovereign exposure in Selected European Countries includes transactions backed by receivables from or supported by sub-sovereigns, which are governmental or government-backed entities other than the ultimate governing body of the country.

(3)	Non-sovereign exposure in Selected European Countries includes debt of regulated utilities, RMBS and diversified payment rights (DPR) securitizations.

When the Company directly insures an obligation, it assigns the obligation to a geographic location or locations based on its view of the geographic location of the risk. The Company may also have direct exposures to the Selected European Countries in business assumed from unaffiliated monoline insurance companies, in which case the Company depends upon geographic information provided by the primary insurer.

The Company's $180 million net insured par exposure in Turkey is to DPR securitizations sponsored by a major Turkish bank. These DPR securitizations were established outside of Turkey and involve payment orders in U.S. dollars, pounds sterling and euros from persons outside of Turkey to beneficiaries in Turkey who are customers of the sponsoring bank. The sponsoring bank's correspondent banks have agreed to remit all such payments to a trustee-controlled account outside Turkey, where debt service payments for the DPR securitization are given priority over payments to the sponsoring bank.

The Company has excluded from the exposure tables above its indirect economic exposure to the Selected European Countries through policies it provides on pooled corporate and commercial receivables transactions. The Company calculates indirect exposure to a country by multiplying the par amount of a transaction insured by the Company times the percent of the relevant collateral pool reported as having a nexus to the country. On that basis, the Company has calculated exposure of $37 million to Selected European Countries in transactions with $0.4 billion of net par outstanding.

5.	Expected Loss to be Paid

Loss Estimation Process

This note provides information regarding expected claim payments to be made under all contracts in the insured portfolio, regardless of the accounting model. The Company’s loss reserve committees estimate expected loss to be paid for all contracts by reviewing analyses that consider various scenarios with corresponding probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments and sector-driven loss severity assumptions or judgmental assessments. In the case of its assumed business, the Company may conduct its own analysis as just described or, depending on the Company’s view of the potential size of any loss and the information available to the Company, the Company may use loss estimates provided by ceding insurers. The Company monitors the performance of its transactions with expected losses and each quarter the Company’s loss reserve committee review and refresh their loss projection assumptions and scenarios and the probabilities they assign to those scenarios based on actual developments during the quarter and their view of future performance.

The financial guaranties issued by the Company insure the credit performance of the guaranteed obligations over an extended period of time, in some cases over 30 years, and in most circumstances, the Company has no right to cancel such financial guaranties. As a result, the Company's estimate of ultimate losses on a policy is subject to significant uncertainty over the life of the insured transaction. Credit performance can be adversely affected by economic, fiscal and financial market variability over the long life of most contracts.

The determination of expected loss to be paid is an inherently subjective process involving numerous estimates, assumptions and judgments by management, using both internal and external data sources with regard to frequency, severity of loss, economic projections, governmental actions, negotiations and other factors that affect credit performance. These estimates, assumptions and judgments, and the factors on which they are based, may change materially over a reporting period, and as a result the Company’s loss estimates may change materially over that same period.

The Company does not use traditional actuarial approaches to determine its estimates of expected losses. Actual losses will ultimately depend on future events or transaction performance and may be influenced by many interrelated factors that are difficult to predict. As a result, the Company's current projections of losses may be subject to considerable volatility and may not reflect the Company's ultimate claims paid. For information on the Company's loss estimation process, please refer to Note 5, Expected Loss to be Paid, of the annual consolidated financial statements of AGC for the year ended December 31, 2016 included in Exhibit 99.1 in AGL's Form 8-K dated March 29, 2017, filed with the SEC.

The following tables present a roll forward of the present value of net expected loss to be paid for all contracts, whether accounted for as insurance, credit derivatives or FG VIEs, by sector, after the expected recoveries/(payables) for breaches of representations and warranties (R&W) and other expected recoveries. The Company used risk-free rates for U.S. dollar denominated obligations that ranged from 0.0% to 2.94% with a weighted average of 2.26% as of September 30, 2017 and 0.0% to 3.23% with a weighted average of 2.77% as of December 31, 2016.

Net Expected Loss to be Paid
Roll Forward

	Third Quarter		Nine Months
	2017	2016	2017	2016
	(in millions)
Net expected loss to be paid, beginning of period	$369	$413	$337	$419
Net expected loss to be paid on the MBIA UK portfolio as of January 10, 2017	—	—	21	—
Net expected loss to be paid on the CIFG portfolio as of July 1, 2016	—	22	—	22
Economic loss development (benefit) due to:
Accretion of discount	2	1	7	6
Changes in discount rates	0	(8)	8	28
Changes in timing and assumptions	33	14	126	11
Total economic loss development (benefit)	35	7	141	45
Net (paid) recovered losses	(98)	(101)	(118)	(145)
Net effect of sale of AGLN, AGUK and CIFGE on June 26, 2017	—	—	(75)	—
Net expected loss to be paid, end of period	$306	$341	$306	$341

Net Expected Loss to be Paid
Roll Forward by Sector
Third Quarter 2017

	Net Expected Loss to be Paid (Recovered) as of June 30, 2017	Economic Loss Development / (Benefit)	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of September 30, 2017 (2)
	(in millions)
Public finance:
U.S. public finance	$468	$40	$(101)	$407
Non-U.S. public finance	5	0	—	5
Public finance	473	40	(101)	412
Structured finance:
U.S. RMBS	10	(4)	2	8
Triple-X life insurance transactions	(98)	3	1	(94)
Other structured finance	(16)	(4)	0	(20)
Structured finance	(104)	(5)	3	(106)
Total	$369	$35	$(98)	$306

Net Expected Loss to be Paid
Roll Forward by Sector
Third Quarter 2016

	Net Expected Loss to be Paid (Recovered) as of June 30, 2016	Net Expected Loss to be Paid on CIFG as of July 1, 2016	Economic Loss Development / (Benefit)	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of September 30, 2016
	(in millions)
Public finance:
U.S. public finance	$408	$40	$29	$(88)	$389
Non-U.S. public finance	5	2	0	—	7
Public finance	413	42	29	(88)	396
Structured finance:
U.S. RMBS	29	(22)	(1)	7	13
Triple-X life insurance transactions	(14)	—	(22)	(20)	(56)
Other structured finance	(15)	2	1	0	(12)
Structured finance	0	(20)	(22)	(13)	(55)
Total	$413	$22	$7	$(101)	$341

Net Expected Loss to be Paid
Roll Forward by Sector
Nine Months 2017

	Net Expected Loss to be Paid (Recovered) as of December 31, 2016 (2)	Net Expected Loss to be Paid on MBIA UK as of January 10, 2017	Economic Loss Development / (Benefit)	(Paid) Recovered Losses (1)	Net Effect of Sale of the European Subsidiaries on June 26, 2017	Net Expected Loss to be Paid (Recovered) as of September 30, 2017 (2)
	(in millions)
Public finance:
U.S. public finance	$374	$—	$150	$(117)	$—	407
Non-U.S. public finance	6	13	(2)	—	(12)	5
Public finance	380	13	148	(117)	(12)	412
Structured finance:
U.S. RMBS	29	—	(25)	4	—	8
Triple-X life insurance transactions	(57)	—	19	2	(58)	(94)
Other structured finance	(15)	8	(1)	(7)	(5)	(20)
Structured finance	(43)	8	(7)	(1)	(63)	(106)
Total	$337	$21	$141	$(118)	$(75)	$306

Net Expected Loss to be Paid
Roll Forward by Sector
Nine Months 2016

	Net Expected Loss to be Paid (Recovered) as of December 31, 2015	Net Expected Loss to be Paid on CIFG as of July 1, 2016	Economic Loss Development / (Benefit)	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of September 30, 2016
	(in millions)
Public finance:
U.S. public finance	$353	$40	$87	$(91)	$389
Non-U.S. public finance	6	2	(1)	—	7
Public finance	359	42	86	(91)	396
Structured finance:
U.S. RMBS	76	(22)	(23)	(18)	13
Triple-X life insurance transactions	(14)	—	(21)	(21)	(56)
Other structured finance	(2)	2	3	(15)	(12)
Structured finance	60	(20)	(41)	(54)	(55)
Total	$419	$22	$45	$(145)	$341
________________

(1)
Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded in reinsurance recoverable on paid losses included in other assets. The Company paid $3 million and $1 million in LAE for Third Quarter 2017 and 2016, respectively, and $7 million and $3 million in LAE for Nine Months 2017 and 2016, respectively.

(2)	Includes expected LAE to be paid of $8 million as of September 30, 2017 and $6 million as of December 31, 2016.

The following table presents the present value of net expected loss to be paid and the net economic loss development for all contracts by accounting model.

Net Expected Loss to be Paid (Recovered) and
Net Economic Loss Development (Benefit)
By Accounting Model

	Net Expected Loss to be Paid (Recovered)		Net Economic Loss Development (Benefit)
	As of September 30, 2017	As of December 31, 2016	Third Quarter 2017	Third Quarter 2016	Nine Months 2017	Nine Months 2016
	(in millions)
Financial guaranty insurance	$298	$313	$36	$6	$155	$52
FG VIEs (1) and other	13	14	(1)	0	(1)	1
Credit derivatives (2)	(5)	10	0	1	(13)	(8)
Total	$306	$337	$35	$7	$141	$45
___________________
(1)    Refer to Note 9, Consolidated Variable Interest Entities.

(2)    Refer to Note 8, Contracts Accounted for as Credit Derivatives.

Selected U.S. Public Finance Transactions

The Company insures general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $1.7 billion net par as of September 30, 2017, all of which are BIG. For additional information regarding the Company's exposure to general obligations of Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations, please refer to "Exposure to Puerto Rico" in Note 4, Outstanding Exposure.

The Company has approximately $19 million of net par exposure as of September 30, 2017 to bonds issued by Parkway East Public Improvement District (District), which is located in Madison County, Mississippi (the County). The bonds, which are rated BIG, are payable from special assessments on properties within the District, as well as amounts paid under a contribution agreement with the County in which the County covenants that it will provide funds in the event special assessments are not sufficient to make a debt service payment. The special assessments have not been sufficient to pay debt service in full. In earlier years, the County provided funding to cover the balance of the debt service requirement, but subsequently claimed the District’s failure to reimburse it within the two years stipulated in the contribution agreement means that the County is not required to provide funding until it is reimbursed.  On May 31, 2017, the United States Court of Appeals for the Fifth Circuit reversed a district court ruling favorable to the Company in its declaratory judgment action disputing the County’s interpretation. See “Recovery Litigation” below.

The Company projects that its total net expected loss across its troubled U.S. public finance credits as of September 30, 2017 including those mentioned above, which incorporated the likelihood of the various outcomes, will be $407 million, compared with a net expected loss of $374 million as of December 31, 2016. Economic loss development in Third Quarter 2017 was $40 million and economic loss development for Nine Months 2017 and $150 million, primarily attributable to Puerto Rico exposures.

Selected Non - U.S. Public Finance Transactions

The non-U.S. public finance insured obligations had expected loss to be paid of $5 million as of September 30, 2017, compared with $6 million as of December 31, 2016. The economic loss development during the Third Quarter 2017 was flat. The economic benefit of approximately $2 million during Nine Months 2017 was due mainly to lower modeled losses for certain transactions, some of which were related to the improved internal outlook of certain European sovereigns and sub-sovereign entities and updated transaction performance data.

Approach to Projecting Losses in U.S. RMBS

The Company projects losses on its insured U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS and any expected R&W recoveries to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates.

Third Quarter 2017 U.S. RMBS Loss Projections

Based on its observation during the period of the performance of its insured transactions (including delinquencies, liquidation rates and loss severities) as well as the residential property market and economy in general, the Company chose to make the changes to the assumptions it uses to project RMBS losses shown in the tables of assumptions in the sections below.

U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime

The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that are or in the past twelve months have been two or more payments behind, have been modified, are in foreclosure, or have been foreclosed upon). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss development in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various non-performing categories. The Company arrived at its liquidation rates based on data purchased from a third party provider and assumptions about how delays in the foreclosure process and loan modifications may ultimately affect the rate at which loans are liquidated. Each quarter the Company reviews the most recent twelve months of this data and (if necessary) adjusts its liquidation rates based on its observations. The following table shows liquidation assumptions for various non-performing categories.

First Lien Liquidation Rates

	September 30, 2017	June 30, 2017	December 31, 2016
Delinquent/Modified in the Previous 12 Months
Alt-A and Prime	20%	20%	25%
Option ARM	20	20	25
Subprime	20	20	25
30 – 59 Days Delinquent
Alt-A and Prime	30	30	35
Option ARM	35	35	35
Subprime	40	40	40
60 – 89 Days Delinquent
Alt-A and Prime	40	40	45
Option ARM	45	45	50
Subprime	50	45	50
90+ Days Delinquent
Alt-A and Prime	50	50	55
Option ARM	55	55	55
Subprime	55	55	55
Bankruptcy
Alt-A and Prime	45	45	45
Option ARM	50	50	50
Subprime	40	40	40
Foreclosure
Alt-A and Prime	65	60	65
Option ARM	65	65	65
Subprime	65	65	65
Real Estate Owned
All	100	100	100

While the Company uses liquidation rates as described above to project defaults of non-performing loans (including current loans modified or delinquent within the last 12 months), it projects defaults on presently current loans by applying a conditional default rate (CDR) trend. The start of that CDR trend is based on the defaults the Company projects will emerge from currently nonperforming, recently nonperforming and modified loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 36 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

In the most heavily weighted scenario (the base case), after the initial 36-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant for 36 months and then trails off in steps to a final CDR of 5% of the CDR plateau. In the base case, the Company assumes the final CDR will be reached 5.75 years after the initial 36-month CDR plateau period. Under the Company’s methodology, defaults projected to occur in the first 36 months represent defaults that can be attributed to loans that were modified or delinquent in the last 12 months or that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 36 month period represent defaults attributable to borrowers that are currently performing or are projected to reperform.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions have reached historically high levels, and the Company is assuming in the base case that these high levels generally will continue for another 18 months. The Company determines its initial loss severity based on actual recent experience. Each quarter the Company reviews available data and (if necessary) adjusts its severities based on its observations. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning after the initial 18 month period, declining to 40% in the base case over 2.5 years.

The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions used in the calculation of expected loss to be paid for individual transactions for direct vintage 2004 - 2008 first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS (1)

	As of September 30, 2017		As of June 30, 2017		As of December 31, 2016
	Range	Weighted Average	Range	Weighted Average	Range	Weighted Average
Alt-A First Lien
Plateau CDR	1.0% - 8.5%	4.9%	1.1% - 10.3%	4.9%	1.0% - 13.5%	5.5%
Final CDR	0.0% - 0.4%	0.2%	0.1% - 0.5%	0.2%	0.0% - 0.7%	0.3%
Initial loss severity:
2005 and prior	60%		60%		60%
2006	80%		80%		80%
2007+	70%		70%		70%
Option ARM
Plateau CDR	2.4% - 5.8%	5.2%	4.1% - 6.1%	5.3%	3.4% - 6.6%	5.5%
Final CDR	0.1% - 0.3%	0.3%	0.2% - 0.3%	0.3%	0.2% - 0.3%	0.3%
Initial loss severity:
2005 and prior	60%		60%		60%
2006	70%		70%		70%
2007+	75%		75%		75%
Subprime
Plateau CDR	3.6% - 13.1%	7.9%	3.8% - 13.1%	7.6%	2.8% - 14.1%	7.9%
Final CDR	0.2% - 0.7%	0.4%	0.2% - 0.7%	0.4%	0.1% - 0.7%	0.4%
Initial loss severity:
2005 and prior	80%		80%		80%
2006	90%		90%		90%
2007+	95%		95%		90%
____________________

(1)	Represents variables for the base case.

 The rate at which the principal amount of loans is voluntarily prepaid may impact both the amount of losses projected (since that amount is a function of the CDR, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the voluntary conditional prepayment rate (CPR) follows a similar pattern to that of the CDR. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base case. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. These CPR assumptions are the same as those the Company used for June 30, 2017 and December 31, 2016.

In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the CDR returned to its modeled equilibrium, which was defined as 5% of the initial CDR. The Company also stressed

CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios as of September 30, 2017. The Company used a similar approach to establish its pessimistic and optimistic scenarios as of September 30, 2017 as it used as of June 30, 2017 and December 31, 2016, increasing and decreasing the periods of stress from those used in the base case.

In the Company's most stressful scenario where loss severities were assumed to rise and then recover over nine years and the initial ramp-down of the CDR was assumed to occur over 15 months, expected loss to be paid would increase from current projections by approximately $4 million for Alt-A first liens, $0.1 million for Option ARM, $4 million for subprime and $0.4 million for prime transactions.

In the Company's least stressful scenario where the CDR plateau was six months shorter (30 months, effectively assuming that liquidation rates would improve) and the CDR recovery was more pronounced (including an initial ramp-down of the CDR over nine months), expected loss to be paid would decrease from current projections by approximately $2 million for Alt-A first liens, $2 million for Option ARM, $1 million for subprime and $40 thousand for prime transactions.

U.S. Second Lien RMBS Loss Projections

Second lien RMBS transactions include both home equity lines of credit (HELOC) and closed end second lien mortgages. The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses in the collateral pool supporting the transactions. Expected losses are also a function of the structure of the transaction, the voluntary prepayment rate (typically also referred to as CPR of the collateral), the interest rate environment; and assumptions about loss severity.

In second lien transactions the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. The Company estimates the amount of loans that will default over the next six months by calculating current representative liquidation rates. A liquidation rate is the percent of loans in a given cohort (in this instance, delinquency category) that ultimately default. Similar to first liens, the Company then calculates a CDR for six months, which is the period over which the currently delinquent collateral is expected to be liquidated. That CDR is then used as the basis for the plateau CDR period that follows the embedded plateau losses.

For the base case scenario, the CDR (the plateau CDR) was held constant for six months. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. (The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting.) In the base case scenario, the time over which the CDR trends down to its final CDR is 28 months. Therefore, the total stress period for second lien transactions is 34 months, comprising six months of delinquent data and 28 months of decrease to the steady state CDR, the same as of June 30, 2017 and December 31, 2016.

HELOC loans generally permit the borrower to pay only interest for an initial period (often ten years) and, after that period, require the borrower to make both the monthly interest payment and a monthly principal payment. This causes the borrower's total monthly payment to increase, sometimes substantially, at the end of the initial interest-only period. In the prior periods, as the HELOC loans underlying the Company's insured HELOC transactions reached their principal amortization period, the Company incorporated an assumption that a percentage of loans reaching their principal amortization periods would default around the time of the payment increase.

Most of the HELOC loans underlying the Company's insured HELOC transactions are now past their interest only reset date, although a significant number of HELOC loans were modified to extend the interest only period for another five years. As a result, in Third Quarter 2017, the Company eliminated the CDR increase that was applied when such loans reached their principal amortization period. In addition, based on the average performance history, starting in Third Quarter 2017, the Company applied a CDR floor of 2.5% for the future steady state CDR on all its HELOC transactions and reduced the liquidation rate assumption for selected vintages.

When a second lien loan defaults, there is generally a very low recovery. The Company assumed as of September 30, 2017 that it will generally recover only 2% of the collateral defaulting in the future and declining additional amounts of post-default receipts on previously defaulted collateral. This is the same assumption used as of June 30, 2017 and December 31, 2016.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected as well as the amount of excess spread. In the base case, an average CPR (based on experience of the past year) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. The final CPR is assumed to be 15% for second lien transactions (in the base case), which is lower than the historical average but reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. This pattern is generally consistent with how the Company modeled the CPR as of June 30, 2017 and December 31, 2016. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

The Company uses a number of other variables in its second lien loss projections, including the spread between relevant interest rate indices. These variables have been relatively stable and have less impact on the projection results than the variables discussed above. However, in a number of HELOC transactions the servicers have been modifying poorly performing loans from floating to fixed rates, and, as a result, rising interest rates would negatively impact the excess spread available from these modified loans to support the transactions.  The Company incorporated these modifications in its assumptions.

In estimating expected losses, the Company modeled and probability weighted five possible CDR curves applicable to the period preceding the return to the long-term steady state CDR. The Company used five scenarios at September 30, 2017 and December 31, 2016. The Company believes that the level of the elevated CDR and the length of time it will persist, the ultimate prepayment rate, and the amount of additional defaults because of the expiry of the interest only period are the primary drivers behind the likely amount of losses the collateral will suffer. The Company continues to evaluate the assumptions affecting its modeling results.

The Company believes the most important driver of its projected second lien RMBS losses is the performance of its
HELOC transactions. The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions for the calculation of expected loss to be paid for individual transactions for direct vintage 2004 - 2008 HELOCs.

Key Assumptions in Base Case Expected Loss Estimates
HELOCs (1)

	As of September 30, 2017		As of June 30, 2017		As of December 31, 2016
	Range	Weighted Average	Range	Weighted Average	Range	Weighted Average
Plateau CDR	9.8% - 11.8%	10.9%	5.4% - 13.6%	11.6%	5.3% - 24.8%	13.6%
Final CDR trended down to	2.5%	2.5%	0.5% - 2.5%	1.5%	0.5% - 2.5%	1.5%
Liquidation rates:
Delinquent/Modified in the Previous 12 Months	20%		20%		25%
30 – 59 Days Delinquent	45		45		50
60 – 89 Days Delinquent	60		65		65
90+ Days Delinquent	75		80		80
Bankruptcy	55		55		55
Foreclosure	70		75		75
Real Estate Owned	100		100		100
Loss severity	98%		98%		98%
___________________

(1)	Represents variables for the base case.

The Company’s base case assumed a six month CDR plateau and a 28 month ramp-down (for a total stress period of 34 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults. Increasing the CDR plateau to eight months and increasing the ramp-down by three months to 31 months (for a total stress period of 39 months) would increase the expected loss by approximately $2 million for HELOC transactions. On the other hand, reducing the CDR plateau to four months and decreasing the length of the CDR ramp-down to 25 months (for a total stress period of 29 months), and lowering the ultimate prepayment rate to 10% would decrease the expected loss by approximately $2 million for HELOC transactions.

Breaches of Representations and Warranties

As of September 30, 2017, the Company had a net R&W recoverable of $31 million from R&W counterparties, compared to an R&W recoverable of $32 million as of December 31, 2016.

Other structured finance

The Company's other structured finance sector has BIG net par of $251 million, comprising primarily transactions backed by TruPS, perpetual preferred securities, commercial receivables and manufactured housing loans. The economic benefit during Third Quarter 2017 and Nine Months 2017 was $4 million and $1 million, respectively, which was attributable primarily to decreased future loss expectations on certain transactions reinsured by the Company.

Recovery Litigation

In the ordinary course of their respective businesses, certain of the Company's subsidiaries assert claims in legal proceedings against third parties to recover losses paid in prior periods or prevent losses in the future.

Public Finance Transactions

The Company has asserted claims in a number of legal proceedings in connection with its exposure to Puerto Rico. Please refer to Note 4, Outstanding Exposure, for a discussion of the Company's exposure to Puerto Rico and related recovery litigation being pursued by the Company.

On November 1, 2013, Radian Asset Assurance Inc. (Radian Asset) commenced a declaratory judgment action in the U.S. District Court for the Southern District of Mississippi against Madison County, Mississippi and the Parkway East Public Improvement District to establish its rights under a contribution agreement from the County supporting certain special assessment bonds issued by the District and insured by Radian Asset (now AGC). As of September 30, 2017, $19 million of such bonds were outstanding. The County maintained that its payment obligation is limited to two years of annual debt service, while AGC contended the County’s obligations under the contribution agreement continue so long as the bonds remain outstanding. On April 27, 2016, the Court granted AGC's motion for summary judgment, agreeing with AGC's interpretation of the County's obligations. The County appealed the District Court’s summary judgment ruling to the United States Court of Appeals for the Fifth Circuit, and on May 31, 2017, the appellate court reversed the District Court’s ruling and remanded the matter to the District Court.

Triple-X Life Insurance Transactions

In December 2008 AGUK filed an action in the Supreme Court of the State of New York against J.P. Morgan Investment Management Inc. (JPMIM), the investment manager for a triple-X life insurance transaction, Orkney Re II plc (Orkney), involving securities guaranteed by AGUK. The action alleged that JPMIM engaged in breaches of fiduciary duty, gross negligence and breaches of contract based upon its handling of the Orkney investments. The trial commenced on March 13, 2017. During a court-ordered mediation session on March 25, 2017, the parties agreed to settle the litigation and subsequently filed a stipulation of discontinuance of the court proceedings with prejudice. The parties have agreed to keep the terms of the settlement confidential.

RMBS Transactions

On February 5, 2009, U.S. Bank National Association, as indenture trustee (U.S. Bank), CIFGNA, as insurer of the Class Ac Notes, and Syncora Guarantee Inc. (Syncora), as insurer of the Class Ax Notes, filed a complaint in the Supreme Court of the State of New York against GreenPoint Mortgage Funding, Inc. (GreenPoint) alleging GreenPoint breached its R&W with respect to the underlying mortgage loans in the GreenPoint Mortgage Funding Trust 2006-HE1 transaction.  On March 3, 2010, the court dismissed CIFGNA's and Syncora’s causes of action on standing grounds. On December 16, 2013, GreenPoint moved to dismiss the remaining claims of U.S. Bank on the grounds that it too lacked standing. U.S. Bank cross-moved for partial summary judgment striking GreenPoint’s defense that U.S. Bank lacked standing to directly pursue claims against GreenPoint. On January 28, 2016, the court denied GreenPoint’s motion for summary judgment and granted U.S. Bank’s cross-motion for partial summary judgment, finding that as a matter of law U.S. Bank has standing to directly assert claims against GreenPoint. Oral argument on GreenPoint's appeal was heard by the New York Appellate Division, First Department, on May 2, 2017. CIFGNA originally had $500 million insured net par exposure to this transaction; $19 million insured net par remains outstanding at September 30, 2017.

On November 26, 2012, CIFGNA filed a complaint in the Supreme Court of the State of New York against JP Morgan Securities LLC (JP Morgan) for material misrepresentation in the inducement of insurance and common law fraud, alleging that JP Morgan fraudulently induced CIFGNA to insure $400 million of securities issued by ACA ABS CDO 2006-2 Ltd. and $325 million of securities issued by Libertas Preferred Funding II, Ltd. On June 26, 2015, the Court dismissed with prejudice CIFGNA’s material misrepresentation in the inducement of insurance claim and dismissed without prejudice CIFGNA’s common law fraud claim. On September 24, 2015, the Court denied CIFGNA’s motion to amend but allowed CIFGNA to re-plead a cause of action for common law fraud. On November 20, 2015, CIFGNA filed a motion for leave to amend its complaint to re-plead common law fraud. On April 29, 2016, CIFGNA filed an appeal to reverse the Court’s decision dismissing CIFGNA’s material misrepresentation in the inducement of insurance claim. On November 29, 2016, the Appellate Division of the Supreme Court of the State of New York ruled that the Court’s decision dismissing with prejudice CIFGNA’s material misrepresentation in the inducement of insurance claim should be modified to grant CIFGNA leave to re-plead such claim. On February 27, 2017, AGC (as successor to CIFGNA) filed an amended complaint which includes a claim for material misrepresentation in the inducement of insurance.

6.	Contracts Accounted for as Insurance

Premiums

The portfolio of outstanding exposures discussed in Note 4, Outstanding Exposure, includes contracts that meet the definition of insurance contracts, contracts that meet the definition of a derivative, and contracts that are accounted for as consolidated FG VIEs. Amounts presented in this note relate to insurance contracts. Please refer to Note 8, Contracts Accounted for as Credit Derivatives for amounts that relate to CDS and Note 9, Consolidated Variable Interest Entities for amounts that relate to FG VIEs.

Net Earned Premiums

	Third Quarter		Nine Months
	2017	2016	2017	2016
	(in millions)
Scheduled net earned premiums	$22	$34	$99	$86
Accelerations:
Refundings	29	52	70	96
Terminations	0	3	2	7
Total Accelerations	29	55	72	103
Accretion of discount on net premiums receivable	1	1	4	3
Net earned premiums(1)	$52	$90	$175	$192
___________________

(1)	Excludes $0.4 million and $0.4 million for Third Quarter 2017 and 2016, respectively, and $1.1 million and $0.4 million for Nine Months 2017 and 2016, respectively, related to consolidated FG VIEs.

Components of
Unearned Premium Reserve

	As of September 30, 2017			As of December 31, 2016
	Gross	Ceded	Net(1)	Gross	Ceded	Net(1)
	(in millions)
Deferred premium revenue	$999	$248	$751	$1,213	$310	$903
Contra-paid (2)	(28)	0	(28)	(11)	0	(11)
Unearned premium reserve	$971	$248	$723	$1,202	$310	$892
____________________

(1)	Excludes $7 million and $8 million of deferred premium revenue related to FG VIEs as of September 30, 2017 and December 31, 2016, respectively.

(2)	See "Financial Guaranty Insurance Losses – Insurance Contracts' Loss Information" below for an explanation of "contra-paid".

Gross Premium Receivable,
Net of Commissions on Assumed Business
Roll Forward

	Nine Months
	2017	2016
	(in millions)
December 31,	$213	$222
Premiums receivable from acquisitions (see Note 2)	271	18
Gross written premiums on new business, net of commissions on assumed business	0	1
Gross premiums received, net of commissions on assumed business	(33)	(24)
Adjustments:
Changes in the expected term	(1)	(2)
Accretion of discount, net of commissions on assumed business	5	4
Foreign exchange translation	16	(1)
Premiums receivable of the European Subsidiaries sold (see Note 1)	(288)	—
September 30, (1)	$183	$218
___________________

(1)	Excludes $6 million and $6 million as of September 30, 2017 and September 30, 2016, respectively, related to consolidated FG VIEs.

Foreign exchange translation relates to installment premiums receivable denominated in currencies other than the U.S. dollar. Approximately 12%, 10% and 10% of installment premiums at September 30, 2017, December 31, 2016 and September 30, 2016, respectively, are denominated in currencies other than the U.S. dollar, primarily the euro and pound sterling.

The timing and cumulative amount of actual collections may differ from expected collections in the tables below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations and changes in expected lives.

Expected Collections of
Financial Guaranty Insurance Gross Premiums Receivable,
Net of Commissions on Assumed Business
(Undiscounted)

As of September 30, 2017
(in millions)
2017 (October 1 – December 31)	$14
2018	22
2019	20
2020	19
2021	18
2022-2026	60
2027-2031	32
2032-2036	21
After 2036	11
Total(1)	$217
___________________

(1)	Excludes expected cash collections on FG VIEs of $8 million.

Scheduled Financial Guaranty Insurance Net Earned Premiums

As of September 30, 2017
(in millions)
2017 (October 1 – December 31)	$23
2018	84
2019	73
2020	65
2021	58
2022-2026	216
2027-2031	128
2032-2036	67
After 2036	37
Net deferred premium revenue(1)	751
Future accretion	25
Total future net earned premiums	$776
____________________

(1)	Excludes scheduled net earned premiums on consolidated FG VIEs of $7 million.

Selected Information for Financial Guaranty Insurance
Policies Paid in Installments

	As of September 30, 2017	As of December 31, 2016
	(dollars in millions)
Premiums receivable, net of commission payable	$183	$213
Gross deferred premium revenue	230	268
Weighted-average risk-free rate used to discount premiums	2.7%	2.8%
Weighted-average period of premiums receivable (in years)	7.5	7.7

Financial Guaranty Insurance Losses

Insurance Contracts' Loss Information

The following table provides information on loss and LAE reserves and salvage and subrogation recoverable, net of reinsurance. The Company used risk-free rates for U.S. dollar denominated financial guaranty insurance obligations that ranged from 0.0% to 2.94% with a weighted average of 2.27% as of September 30, 2017 and 0.0% to 3.23% with a weighted average of 2.79% as of December 31, 2016.

Loss and LAE Reserve
and Salvage and Subrogation Recoverable
Net of Reinsurance
Insurance Contracts

	As of September 30, 2017			As of December 31, 2016
	Loss and LAE Reserve, net	Salvage and Subrogation Recoverable, net	Net Reserve (Recoverable)	Loss and LAE Reserve, net	Salvage and Subrogation Recoverable, net	Net Reserve (Recoverable)
	(in millions)
Public finance:
U.S. public finance	$278	$107	$171	$208	$51	$157
Non-U.S. public finance	1	—	1	2	—	2
Public finance	279	107	172	210	51	159
Structured finance:
U.S. RMBS	36	57	(21)	43	58	(15)
Triple-X life insurance transactions	(66)	26	(92)	(68)	—	(68)
Other structured finance	6	—	6	11	—	11
Structured finance	(24)	83	(107)	(14)	58	(72)
Subtotal	255	190	65	196	109	87
Other recoverables	—	3	(3)	—	0	0
Subtotal	255	193	62	196	109	87
Elimination of losses attributable to FG VIEs	(8)	—	(8)	(8)	—	(8)
Total(1)	$247	$193	$54	188	109	79
 ___________________

(1)	See “Components of Net Reserves (Salvage)” table for loss and LAE reserve and salvage and subrogation recoverable components.

Components of Net Reserves (Salvage)

	As of September 30, 2017	As of December 31, 2016
	(in millions)
Loss and LAE reserve	$443	$479
Reinsurance recoverable on unpaid losses	(196)	(291)
Loss and LAE reserve, net	247	188
Salvage and subrogation recoverable	(212)	(125)
Salvage and subrogation payable(1)	22	16
Other payable (recoverable)	(3)	0
Salvage and subrogation recoverable, net and other recoverable	(193)	(109)
Net reserves (salvage)	$54	$79
___________________

(1)	Recorded as a component of reinsurance balances payable.

The table below provides a reconciliation of net expected loss to be paid to net expected loss to be expensed. Expected loss to be paid differs from expected loss to be expensed due to: (i) the contra-paid which represent the claim payments made and recoveries received that have not yet been recognized in the statement of operations, (ii) salvage and subrogation recoverable for transactions that are in a net recovery position where the Company has not yet received recoveries on claims previously paid (having the effect of reducing net expected loss to be paid by the amount of the previously paid claim and the expected recovery), but will have no future income effect (because the previously paid claims and the corresponding recovery of those claims will offset in income in future periods), and (iii) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid and
Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of September 30, 2017
(in millions)
Net expected loss to be paid - financial guaranty insurance (1)	$298
Contra-paid, net	28
Salvage and subrogation recoverable, net of reinsurance	190
Loss and LAE reserve - financial guaranty insurance contracts, net of reinsurance	(246)
Other recoverable (payable)	3
Net expected loss to be expensed (present value) (2)	$273
___________________

(1)	See "Net Expected Loss to be Paid (Recovered) by Accounting Model" table in Note 5, Expected Loss to be Paid.

(2)	Excludes $5 million as of September 30, 2017, related to consolidated FG VIEs.

The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as accelerations, commutations, changes in expected lives and updates to loss estimates. This table excludes amounts related to FG VIEs, which are eliminated in consolidation.

Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of September 30, 2017
(in millions)
2017 (October 1 – December 31)	$6
2018	22
2019	19
2020	22
2021	20
2022-2026	89
2027-2031	59
2032-2036	27
After 2036	9
Net expected loss to be expensed	273
Future accretion	(1)
Total expected future loss and LAE	$272

The following table presents the loss and LAE recorded in the consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE
Reported on the
Consolidated Statements of Operations

	Third Quarter		Nine Months
	2017	2016	2017	2016
	(in millions)
Public finance:
U.S. public finance	$31	$(1)	$113	$56
Non-U.S. public finance	(1)	—	(1)	0
Public finance	30	(1)	112	56
Structured finance:
U.S. RMBS	(2)	1	(8)	12
Triple-X life insurance transactions	2	(20)	22	(19)
Other structured finance	(4)	(1)	1	(1)
Structured finance	(4)	(20)	15	(8)
Loss and LAE on insurance contracts before FG VIE consolidation	26	(21)	127	48
Gain (loss) related to FG VIE consolidation	1	1	1	0
Loss and LAE	$27	$(20)	$128	$48

The following table provides information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance BIG Transaction Loss Summary
As of September 30, 2017

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating FG VIEs	Total
	Gross	Ceded	Gross	Ceded	Gross	Ceded
	(dollars in millions)
Number of risks(1)	111	(25)	36	(7)	113	(30)	260	—	260
Remaining weighted-average contract period (in years)	7.2	5.3	16.8	20.7	10.6	11.5	10.6	—	10.6
Outstanding exposure:
Principal	$927	$(148)	$588	$(100)	$2,036	$(384)	$2,919	—	$2,919
Interest	333	(39)	511	(105)	1,077	(203)	1,574	—	1,574
Total(2)	$1,260	$(187)	$1,099	$(205)	$3,113	$(587)	$4,493	$—	$4,493
Expected cash outflows (inflows)	$59	$(7)	$98	$(13)	$1,128	$(355)	$910	$(50)	$860
Potential recoveries(3)	(251)	30	(32)	2	(405)	59	(597)	34	(563)
Subtotal	(192)	23	66	(11)	723	(296)	313	(16)	297
Discount	38	(5)	(11)	2	(124)	97	(3)	4	1
Present value of expected cash flows	$(154)	$18	$55	$(9)	$599	$(199)	$310	$(12)	$298
Deferred premium revenue	$62	$(1)	$46	$(6)	$344	$(13)	$432	$(5)	$427
Reserves (salvage)	$(171)	$17	$31	$(5)	$375	$(186)	$61	$(8)	$53

Financial Guaranty Insurance BIG Transaction Loss Summary
As of December 31, 2016

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating FG VIEs	Total
	Gross	Ceded	Gross	Ceded	Gross	Ceded
	(dollars in millions)
Number of risks(1)	133	(24)	65	(15)	107	(28)	305	—	305
Remaining weighted-average contract period (in years)	9.2	9.6	15.3	16.6	8.7	11.2	11.1	—	11.1
Outstanding exposure:
Principal	$1,325	$(202)	$2,073	$(429)	$1,634	$(534)	$3,867	$—	$3,867
Interest	624	(100)	1,646	(367)	391	(57)	2,137	—	2,137
Total(2)	$1,949	$(302)	$3,719	$(796)	$2,025	$(591)	$6,004	$—	$6,004
Expected cash outflows (inflows)	$71	$(7)	$618	$(123)	$527	$(400)	$686	$(52)	$634
Potential recoveries(3)	(168)	26	(36)	2	(116)	13	(279)	34	(245)
Subtotal	(97)	19	582	(121)	411	(387)	407	(18)	389
Discount	30	(6)	(169)	38	(136)	162	(81)	5	(76)
Present value of expected cash flows	$(67)	$13	$413	$(83)	$275	$(225)	$326	$(13)	$313
Deferred premium revenue	$98	$(1)	$234	$(9)	$204	$(11)	$515	$(5)	$510
Reserves (salvage)	$(94)	$14	$273	$(74)	$182	$(215)	$86	$(8)	$78
___________________

(1)
A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments. The ceded number of risks represents the number of risks for which the Company ceded a portion of its exposure.

(2)	Includes BIG amounts related to FG VIEs.

(3)	Includes excess spread and R&W receivables and payables.

Ratings Impact on Financial Guaranty Business

A downgrade of AGC may result in increased claims under financial guaranties issued by the Company if counterparties exercise contractual rights triggered by the downgrade against insured obligors, and the insured obligors are unable to pay. There have been no material changes to the Company's potential claims under variable rate demand obligations since the filing with the SEC of the annual consolidated financial statements of AGC included in Exhibit 99.1 in AGL's Form 8-K dated March 29, 2017 for the year ended December 31, 2016.

7.    Fair Value Measurement

The Company carries a significant portion of its assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third-party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During Nine Months 2017, no changes were made to the Company’s valuation models that had or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The categorization within the fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset's or liability’s categorization is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

Transfers between Levels 1, 2 and 3 are recognized at the end of the period when the transfer occurs. The Company reviews the classification between Levels 1, 2 and 3 quarterly to determine whether a transfer is necessary. During the periods presented, there were no transfers between Level 1 and Level 2. There were no transfers into Level 3 during Third Quarter
2017. There was a transfer of a fixed-maturity security from Level 2 into Level 3 during Nine Month 2017 because starting in the second quarter of 2017 the price of the security includes a significant unobservable assumption. There were transfers of fixed-maturity securities from Level 2 into Level 3 during Third Quarter 2016 and Nine Months 2016 because of a lack of observability relating to the valuation inputs and collateral pricing.

Measured and Carried at Fair Value

Fixed-Maturity Securities and Short-Term Investments

The fair value of bonds in the investment portfolio is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value measurements using their pricing models, which include available relevant market information, benchmark curves, benchmarking of like securities, and sector groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news. The market inputs used in the pricing evaluation include: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data and industry and economic events. Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. Given the asset class, the priority of the use of inputs may change or some market inputs may not be relevant. Additionally, the valuation of fixed-maturity investments is more subjective when markets are less liquid due to the lack of market based inputs, which may increase the potential that the estimated fair value of an investment is not reflective of the price at which an actual transaction would occur.

Short-term investments, that are traded in active markets, are classified within Level 1 in the fair value hierarchy and their value is based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

Annually, the Company reviews each pricing service’s procedures, controls and models used in the valuations of the Company’s investment portfolio, as well as the competency of the pricing service’s key personnel. In addition, on a quarterly basis, the Company holds a meeting of the internal valuation committee (comprised of individuals within the Company with market, valuation, accounting, and/or finance experience) that reviews and approves prices and assumptions used by the pricing services.

For Level 1 and 2 securities, the Company, on a quarterly basis, reviews internally developed analytic packages that highlight, at a CUSIP level, price changes from the previous quarter to the current quarter. Where unexpected price movements are noted for a specific CUSIP, the Company formally challenges the price provided, and reviews all key inputs utilized in the third party’s pricing model, and compares such information to management’s own market information.

For Level 3 securities, the Company, on a quarterly basis:

•	reviews methodologies, any model updates and inputs and compares such information to management’s own market information and, where applicable, the internal models,

•
reviews internally developed analytic packages that highlight, at a CUSIP level, price changes from the previous quarter to the current quarter, and evaluates, documents, and resolves any significant pricing differences with the assistance of the third party pricing source, and

•	compares prices received from different third party pricing sources, and evaluates, documents the rationale for, and resolves any significant pricing differences.

As of September 30, 2017, the Company used models to price 34 fixed-maturity securities (primarily securities that were purchased or obtained for loss mitigation or other risk management purposes), which were 23% or $696 million of the Company’s fixed-maturity securities and short-term investments at fair value. All Level 3 securities were priced with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach using the third-party’s proprietary pricing models. The models use inputs such as projected prepayment speeds;  severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price appreciation/depreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the bond including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could materially change the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Other Invested Assets

Other invested assets include equity securities carried as Level 3.

Other Assets

Committed Capital Securities

The fair value of committed capital securities (CCS), which is recorded in “other assets” on the consolidated balance sheets, represents the difference between the present value of remaining expected put option premium payments under AGC’s CCS (the AGC CCS) agreement, and the estimated present value that the Company would hypothetically have to pay currently for a comparable security (please refer to Note 16, Note Payable to Affiliate and Credit Facilities). The AGC CCS are carried at fair value with changes in fair value recorded in the consolidated statement of operations. The estimated current cost of the Company’s CCS is based on several factors, including AGC CDS spreads, London Interbank Offered Rate (LIBOR) curve projections, Assured Guaranty's publicly traded debt and the term the securities are estimated to remain outstanding.

Supplemental Executive Retirement Plans

The supplemental executive retirement plans were transferred to AG Services in the first quarter of 2017. Please refer to Note 1, Business and Basis of Presentation for additional information. The Company classifies the fair value measurement of the assets of AGC’s various supplemental executive retirement plans as either Level 1 or Level 2. The fair value of these assets is valued based on the observable published daily values of the underlying mutual fund included in the aforementioned plans (Level 1) or based upon the net asset value (NAV) of the funds if a published daily value is not available (Level 2). The NAV are based on observable information.

Contracts Accounted for as Credit Derivatives

The Company’s credit derivatives consist primarily of insured CDS contracts that fall under derivative accounting standards requiring fair value accounting through the statement of operations. The following is a description of the fair value methodology applied to the Company's insured CDS that are accounted for as credit derivatives, which constitute the vast majority of the net credit derivative liability in the consolidated balance sheets. The Company did not enter into CDS with the intent to trade these contracts and the Company may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the Company to terminate such contracts; however, the Company has mutually agreed with various counterparties to terminate certain CDS transactions. In transactions where the counterparty does not have the right to terminate, such transactions are generally terminated for an amount that approximates the present value of future premiums or for a negotiated amount, rather than at fair value.

The terms of the Company’s CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms generally include the absence of collateral support agreements or immediate settlement provisions. In addition, the Company employs relatively high attachment points and does not exit derivatives it sells, except under specific circumstances such as mutual agreements with counterparties. Management considers the non-standard terms of its credit derivative contracts in determining the fair value of these contracts.

Due to the lack of quoted prices and other observable inputs for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through internally developed, proprietary models that use both observable and unobservable market data inputs to derive an estimate of the fair value of the Company's contracts in its principal markets (see "Assumptions and Inputs"). There is no established market where financial guaranty insured credit derivatives are actively traded, therefore, management has determined that the exit market for the Company’s credit derivatives is a hypothetical one based on its entry market. Management has tracked the historical pricing of the Company’s transactions to establish historical price points in the hypothetical market that are used in the fair value calculation. These contracts are classified as Level 3 in the fair value hierarchy since there is reliance on at least one unobservable input deemed significant to the valuation model, most importantly the Company’s estimate of the value of the non-standard terms and conditions of its credit derivative contracts and how the Company’s own credit spread affects the pricing of its transactions.

The Company’s models and the related assumptions are continuously reevaluated by management and enhanced, as appropriate, based upon improvements in modeling techniques and availability of more timely and relevant market information.

The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining premiums the Company expects to receive or pay and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge or pay at the reporting date for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company’s own credit risk and remaining contractual cash flows. The expected remaining contractual premium cash flows are the most readily observable inputs since they are based on the CDS contractual terms. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. Consistent with previous years, market conditions at September 30, 2017 were such that market prices of the Company’s CDS contracts were not available.

Management considers factors such as current prices charged for similar agreements, when available, performance of underlying assets, life of the instrument, and the nature and extent of activity in the financial guaranty credit derivative marketplace. The assumptions that management uses to determine the fair value may change in the future due to market conditions. Due to the inherent uncertainties of the assumptions used in the valuation models, actual experience may differ from the estimates reflected in the Company’s consolidated financial statements and the differences may be material.

Assumptions and Inputs

The various inputs and assumptions that are key to the establishment of the Company’s fair value for CDS contracts are as follows:

•Gross spread.

•The allocation of gross spread among:

◦	the profit the originator, usually an investment bank, realizes for structuring and funding the transaction (bank profit);

◦	premiums paid to the Company for the Company’s credit protection provided (net spread); and

◦	the cost of CDS protection purchased by the originator to hedge its counterparty credit risk exposure to the Company (hedge cost).

•The weighted average life which is based on debt service schedules.

The rates used to discount future expected premium cash flows ranged from 1.45% to 2.53% at September 30, 2017 and 1.00% to 2.55% at December 31, 2016.

The Company obtains gross spreads on its outstanding contracts from market data sources published by third parties (e.g., dealer spread tables for the collateral similar to assets within the Company’s transactions), as well as collateral- specific spreads provided by trustees or obtained from market sources. If observable market credit spreads are not available or reliable for the underlying reference obligations, then market indices are used that most closely resemble the underlying reference obligations, considering asset class, credit quality rating and maturity of the underlying reference obligations. These indices are adjusted to reflect the non-standard terms of the Company’s CDS contracts. Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants or market traders who are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process.

With respect to CDS transactions for which there is an expected claim payment within the next twelve months, the allocation of gross spread reflects a higher allocation to the cost of credit rather than the bank profit component. In the current market, it is assumed that a bank would be willing to accept a lower profit on distressed transactions in order to remove these transactions from its financial statements.

The following spread hierarchy is utilized in determining which source of gross spread to use, with the rule being to use CDS spreads where available. If not available, CDS spreads are either interpolated or extrapolated based on similar transactions or market indices.

•	Actual collateral specific credit spreads (if up-to-date and reliable market-based spreads are available).

•	Transactions priced or closed during a specific quarter within a specific asset class and specific rating. No transactions closed during the periods presented.

•	Credit spreads interpolated based upon market indices.

•	Credit spreads provided by the counterparty of the CDS.

•	Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

Information by Credit Spread Type (1)

	As of September 30, 2017	As of December 31, 2016
Based on actual collateral specific spreads	17%	13%
Based on market indices	55%	72%
Provided by the CDS counterparty	28%	15%
Total	100%	100%
 ____________________
(1)    Based on par.

Over time the data inputs can change as new sources become available or existing sources are discontinued or are no longer considered to be the most appropriate. It is the Company’s objective to move to higher levels on the hierarchy whenever possible, but it is sometimes necessary to move to lower priority inputs because of discontinued data sources or management’s assessment that the higher priority inputs are no longer considered to be representative of market spreads for a given type of collateral. This can happen, for example, if transaction volume changes such that a previously used spread index is no longer viewed as being reflective of current market levels.

The Company interpolates a curve based on the historical relationship between the premium the Company receives when a credit derivative is closed to the daily closing price of the market index related to the specific asset class and rating of the transaction. This curve indicates expected credit spreads at each indicative level on the related market index. For transactions with unique terms or characteristics where no price quotes are available, management extrapolates credit spreads based on a similar transaction for which the Company has received a spread quote from one of the first three sources within the Company’s spread hierarchy. This alternative transaction will be within the same asset class, have similar underlying assets, similar credit ratings, and similar time to maturity. The Company then calculates the percentage of relative spread change quarter over quarter for the alternative transaction. This percentage change is then applied to the historical credit spread of the transaction for which no price quote was received in order to calculate the transaction's current spread. Counterparties determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. These quotes are validated by cross- referencing quotes received from one market source with those quotes received from another market source to ensure reasonableness.

The premium the Company receives is referred to as the “net spread.” The Company’s pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the Company’s own credit spread affects the pricing of its transactions. The Company’s own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the Company, as reflected by quoted market prices on CDS referencing AGC. For credit spreads on the Company’s name the Company obtains the quoted price of CDS contracts traded on AGC from market data sources published by third parties. The cost to acquire CDS protection referencing AGC affects the amount of spread on CDS transactions that the Company retains and, hence, their fair value. As the cost to acquire CDS protection referencing AGC increases, the amount of premium the Company retains on a transaction generally decreases. As the cost to acquire CDS protection referencing AGC decreases, the amount of premium the Company retains on a transaction generally increases. In the Company’s valuation model, the premium the Company captures is not permitted to go below the minimum rate that the Company would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. Given the current market conditions and the Company’s own credit spreads, approximately 33%, 22%, and 23%, based on number of transactions, of the Company's CDS contracts are fair valued using this minimum premium as of September 30, 2017, June 30, 2017 and December 31, 2016, respectively. The percentage of transactions that price using the minimum premiums fluctuates due to changes in AGC's credit spreads. In general when AGC's credit spreads narrow, the cost to hedge AGC's name declines and more transactions price above previously established floor levels. Meanwhile, when AGC's credit spreads widen, the cost to hedge AGC's name increases causing more transactions to price at previously established floor levels. The Company corroborates the assumptions in its fair value model, including the portion of exposure to AGC hedged by its counterparties, with independent third parties each reporting period. The current level of AGC’s own credit spread has resulted in the bank or transaction originator hedging a significant portion of its exposure to AGC. This reduces the amount of contractual cash flows AGC can capture as premium for selling its protection.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that the contractual terms of the Company's contracts typically do not require the posting of collateral by the guarantor. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A fair value resulting in a credit derivative asset on protection sold is the result of contractual cash inflows on in-force transactions in excess of what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the reporting date. If the Company were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would be able to realize a gain representing the difference between the higher contractual premiums to which it is entitled and the current market premiums for a similar contract. The Company determines the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of its CDS contracts and taking the present value of such amounts discounted at the corresponding LIBOR over the weighted average remaining life of the contract.

Example

The following is an example of how changes in gross spreads, the Company’s own credit spread and the cost to buy protection on the Company affect the amount of premium the Company can demand for its credit protection. The assumptions used in these examples are hypothetical amounts. Scenario 1 represents the market conditions in effect on the transaction date and Scenario 2 represents market conditions at a subsequent reporting date.

	Scenario 1		Scenario 2
	bps	% of Total	bps	% of Total
Original gross spread/cash bond price (in bps)	185		500
Bank profit (in bps)	115	62%	50	10%
Hedge cost (in bps)	30	16%	440	88%
The premium the Company receives per annum (in bps)	40	22%	10	2%

In Scenario 1, the gross spread is 185 basis points. The bank or transaction originator captures 115 basis points of the original gross spread and hedges 10% of its exposure to AGC, when the CDS spread on AGC was 300 basis points (300 basis points × 10% = 30 basis points). Under this scenario the Company receives premium of 40 basis points, or 22% of the gross spread.

In Scenario 2, the gross spread is 500 basis points. The bank or transaction originator captures 50 basis points of the original gross spread and hedges 25% of its exposure to AGC, when the CDS spread on AGC was 1,760 basis points (1,760 basis points × 25% = 440 basis points). Under this scenario the Company would receive premium of 10 basis points, or 2% of the gross spread. Due to the increased cost to hedge AGC’s name, the amount of profit the bank would expect to receive, and the premium the Company would expect to receive decline significantly.

In this example, the contractual cash flows (the Company premium received per annum above) exceed the amount a market participant would require the Company to pay in today’s market to accept its obligations under the CDS contract, thus resulting in an asset.

Strengths and Weaknesses of Model

The Company’s credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the Company’s CDS modeling techniques are:

•
The model takes into account the transaction structure and the key drivers of market value. The transaction structure includes par insured, weighted average life, level of subordination and composition of collateral.

•
The model maximizes the use of market-driven inputs whenever they are available. The key inputs to the model are market-based spreads for the collateral, and the credit rating of referenced entities. These are viewed by the Company to be the key parameters that affect fair value of the transaction.

•
The model is a consistent approach to valuing positions. The Company has developed a hierarchy for market-based spread inputs that helps mitigate the degree of subjectivity during periods of high illiquidity.

The primary weaknesses of the Company’s CDS modeling techniques are:

•	There is no exit market or any actual exit transactions. Therefore the Company’s exit market is a hypothetical one based on the Company’s entry market.

•	There is a very limited market in which to validate the reasonableness of the fair values developed by the Company’s model.

•	The markets for the inputs to the model are highly illiquid, which impacts their reliability.

•
Due to the non-standard terms under which the Company enters into derivative contracts, the fair value of its credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

These contracts were classified as Level 3 in the fair value hierarchy because there is a reliance on at least one unobservable input deemed significant to the valuation model, most significantly the Company's estimate of the value of non-standard terms and conditions of its credit derivative contracts and amount of protection purchased on AGC's name.

Fair Value Option on FG VIEs’ Assets and Liabilities

The Company elected the fair value option for all the FG VIEs’ assets and liabilities. Please refer to Note 9, Consolidated Variable Interest Entities.

The FG VIEs issued securities collateralized by first lien and second lien RMBS as well as loans and receivables. The lowest level input that is significant to the fair value measurement of these assets and liabilities was a Level 3 input (i.e., unobservable), therefore management classified them as Level 3 in the fair value hierarchy. Prices are generally determined with the assistance of an independent third-party based on a discounted cash flow approach. The models to price the FG VIEs’ liabilities used, where appropriate, inputs such as estimated prepayment speeds; market values of the assets that collateralize the securities; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); yields implied by market prices for similar securities; house price depreciation/appreciation rates based on macroeconomic forecasts and, for those liabilities insured by the Company, the benefit from the Company’s insurance policy guaranteeing the timely payment of principal and interest, taking into account the Company’s own credit risk. The third-party also utilizes an internal model to determine an appropriate yield at which to discount the cash flows of the security, by factoring in collateral types, weighted-average lives, and other structural attributes specific to the security being priced. The expected yield is further calibrated by utilizing algorithms designed to aggregate market color, received by the third-party, on comparable bonds.

The fair value of the Company’s FG VIE assets is generally sensitive to changes related to estimated prepayment speeds; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); yields implied by market prices for similar securities; and house price depreciation/appreciation rates based on macroeconomic forecasts. Significant changes to some of these inputs could materially change the market value of the FG VIE’s assets and the implied collateral losses within the transaction. In general, the fair value of the FG VIE asset is most sensitive to changes in the projected collateral losses, where an increase in collateral losses typically leads to a decrease in the fair value of FG VIE assets, while a decrease in collateral losses typically leads to an increase in the fair value of FG VIE assets.

The fair value of the Company’s FG VIE liabilities is generally sensitive to the various model inputs described above. In addition, the Company’s FG VIE liabilities with recourse are also sensitive to changes in the Company’s implied credit worthiness. Significant changes to any of these inputs could materially change the timing of expected losses within the insured transaction which is a significant factor in determining the implied benefit from the Company’s insurance policy guaranteeing the timely payment of principal and interest for the tranches of debt issued by the FG VIE that is insured by the Company. In general, extending the timing of expected loss payments by the Company into the future typically leads to a decrease in the value of the Company’s insurance and a decrease in the fair value of the Company’s FG VIE liabilities with recourse, while a shortening of the timing of expected loss payments by the Company typically leads to an increase in the value of the Company’s insurance and an increase in the fair value of the Company’s FG VIE liabilities with recourse.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

For financial guaranty insurance contracts that are acquired in a business combination, the Company measures each contract at fair value on the date of acquisition, and then follows insurance accounting guidance on a recurring basis thereafter.  On a quarterly basis, the Company also discloses the fair value of its outstanding financial guaranty insurance contracts.  In both cases, fair value is based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. It is based on a variety of factors that may include pricing assumptions management has observed for portfolio transfers, commutations, and acquisitions that have occurred in the financial guaranty market, as well as prices observed in the credit derivative market with an adjustment for illiquidity so that the terms would be similar to a financial guaranty insurance contract, and includes adjustments to the carrying value of unearned premium reserve for stressed losses, ceding commissions and return on capital. The significant inputs were not readily observable. The Company accordingly classified this fair value measurement as Level 3.

Note Payable to Affiliate

The fair value of the Company’s note payable to AGM is determined by calculating the present value of the expected cash flows. The Company determines discounted future cash flows using the effect of changes in U.S. Treasury yield at the end of each reporting period as well as the change in its own credit spread. The significant inputs were not readily observable. The Company accordingly classified this fair value measurement as Level 3.

Other Invested Assets

As of December 31, 2016, other invested assets not carried at fair value consisted primarily of an investment in a guaranteed investment contract. The fair value of the guaranteed investment contract approximated its carrying value due to its short term nature, and was classified as Level 2 in the fair value hierarchy.

Other Assets and Other Liabilities

The Company’s other assets and other liabilities consist predominantly of accrued interest, receivables for securities sold and payables for securities purchased, the carrying values of which approximate fair value.

Financial Instruments Carried at Fair Value

Amounts recorded at fair value in the Company’s financial statements are presented in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of September 30, 2017

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$1,782	$—	$1,725	$57
U.S. government and agencies	89	—	89	—
Corporate securities	220	—	220	—
Mortgage-backed securities:
RMBS	75	—	46	29
Commercial mortgage-backed securities (CMBS)	69	—	69	—
Asset-backed securities	660	—	50	610
Total fixed-maturity securities	2,895	—	2,199	696
Short-term investments	188	98	90	—
Other invested assets	2	—	0	2
Credit derivative assets	45	—	—	45
FG VIEs’ assets, at fair value	128	—	—	128
Other assets	30	—	—	30
Total assets carried at fair value	$3,288	$98	$2,289	$901
Liabilities:
Credit derivative liabilities	$217	$—	$—	$217
FG VIEs’ liabilities with recourse, at fair value	138	—	—	138
FG VIEs’ liabilities without recourse, at fair value	2	—	—	2
Total liabilities carried at fair value	$357	$—	$—	$357

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2016

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$1,523	$—	$1,521	$2
U.S. government and agencies	144	—	144	—
Corporate securities	276	—	276	—
Mortgage-backed securities:
RMBS	91	—	58	33
CMBS	85	—	85	—
Asset-backed securities	596	—	33	563
Foreign government securities	82	—	82	—
Total fixed-maturity securities	2,797	—	2,199	598
Short-term investments	99	61	38	—
Other invested assets	2	—	0	2
Credit derivative assets	58	—	—	58
FG VIEs’ assets, at fair value	232	—	—	232
Other assets	73	13	28	32
Total assets carried at fair value	$3,261	$74	$2,265	$922
Liabilities:
Credit derivative liabilities	$306	$—	$—	$306
FG VIEs’ liabilities with recourse, at fair value	205	—	—	205
FG VIEs’ liabilities without recourse, at fair value	41	—	—	41
Total liabilities carried at fair value	$552	$—	$—	$552

Changes in Level 3 Fair Value Measurements

The table below presents a roll forward of the Company’s Level 3 financial instruments carried at fair value on a recurring basis during Third Quarter 2017 and 2016 and Nine Months 2017 and 2016.

Fair Value Level 3 Rollforward
Recurring Basis
Third Quarter 2017

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other (7)		Credit Derivative Asset (Liability), net(5)		FG VIEs’ Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of June 30, 2017	$57		$30		$567		$132		$34		$(234)		$(142)		$(2)
Total pretax realized and unrealized gains/(losses) recorded in: (1)
Net income (loss)	0	(2)	1	(2)	13	(2)	1	(3)	(2)	(4)	53	(6)	(2)	(3)	0	(3)
Other comprehensive income (loss)	0		0		3		—		0		—		—		—
Purchases	—		—		30		—		—		—		—		—
Settlements	0		(2)		(3)		(5)		—		9		6		0
Transfers into Level 3	—		—		—		—		—		—		—		—
Fair value as of September 30, 2017	$57		$29		$610		$128		$32		$(172)		$(138)		$(2)
Change in unrealized gains/(losses) related to financial instruments held as of September 30, 2017	$0		$0		$3		$2	(3)	$(2)	(4)	$47	(6)	$(1)	(3)	$0	(3)

Fair Value Level 3 Rollforward
Recurring Basis
Third Quarter 2016

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other (7)		Credit Derivative Asset (Liability), net(5)		FG VIEs’ Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of June 30, 2016	$2		$18		$360		$140		$20		$(232)		$(155)		$(3)
CIFG Acquisition	1		20		36		—		—		(67)		—		—
Total pretax realized and unrealized gains/(losses) recorded in: (1)
Net income (loss)	0	(2)	1	(2)	4	(2)	5	(3)	(12)	(4)	16	(6)	(4)	(3)	—	(3)
Other comprehensive income (loss)	0		(1)		45		—		0		—		—		—
Purchases	—		—		53		—		—		—		—		—
Settlements	—		(3)		(40)		(6)		—		(12)		5		0
FG VIE consolidations	—		—		—		97		—		—		(54)		(43)
Transfers into Level 3	—		—		1		—		—		—		—		—
Fair value as of September 30, 2016	$3		$35		$459		$236		$8		$(295)		$(208)		$(46)
Change in unrealized gains/(losses) related to financial instruments held as of September 30, 2016	$0		$(1)		$45		$5	(3)	$(12)	(4)	$(16)	(6)	$(4)	(3)	$0	(3)

Fair Value Level 3 Rollforward
Recurring Basis
Nine Months 2017

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other (7)		Credit Derivative Asset (Liability), net(5)		FG VIEs’ Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of December 31, 2016	$2		$33		$563		$232		$34		$(248)		$(205)		$(41)
MBIA UK Acquisition	—		—		7		—		—		—		—		—
Total pretax realized and unrealized gains/(losses) recorded in: (1)
Net income (loss)	0	(2)	(1)	(2)	90	(2)	7	(3)	(2)	(4)	73	(6)	(7)	(3)	1	(3)
Other comprehensive income (loss)	0		3		11		—		0		—		—		—
Purchases	—		—		317		—		—		—		—		—
Settlements	0		(6)		(378)		(24)		—		3		23		2
FG VIE deconsolidations	—		—		—		(87)		—		—		51		36
Transfers into Level 3	55		—		—		—		—		—		—		—
Fair value as of September 30, 2017	$57		$29		$610		$128		$32		$(172)		$(138)		$(2)
Change in unrealized gains/(losses) related to financial instruments held as of September 30, 2017	$0		$3		$114	(8)	$8	(3)	$(2)	(4)	$54	(6)	$(5)	(3)	$0	(3)

Fair Value Level 3 Rollforward
Recurring Basis
Nine Months 2016

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other (7)		Credit Derivative Asset (Liability), net(5)		FG VIEs’ Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of December 31, 2015	$—		$23		$388		$526		$35		$(226)		$(512)		$(3)
CIFG Acquisition	1		20		36		—		—		(67)		—		—
Total pretax realized and unrealized gains/(losses) recorded in: (1)
Net income (loss)	0	(2)	2	(2)	2	(2)	114	(3)	(27)	(4)	(3)	(6)	(108)	(3)	0	(3)
Other comprehensive income(loss)	0		(3)		37		—		0		—		—		—
Purchases	2		—		53		—		—		—		—		—
Settlements	0		(7)		(58)		(501)		—		1		466		0
FG VIE consolidations	—		—		—		97		—		—		(54)		(43)
FG VIE deconsolidations	—		0		—		0		—		—		0		—
Transfers into Level 3	—		—		1		—		—		—		—		—
Fair value as of September 30, 2016	$3		$35		$459		$236		$8		$(295)		$(208)		$(46)
Change in unrealized gains/(losses) related to financial instruments held as of September 30, 2016	$0		$(3)		$37		$3	(3)	$(27)	(4)	$(105)	(6)	$5	(3)	$0	(3)
____________________

(1)
Realized and unrealized gains (losses) from changes in values of Level 3 financial instruments represent gains (losses) from changes in values of those financial instruments only for the periods in which the instruments were classified as Level 3.

(2)	Included in net realized investment gains (losses) and net investment income.

(3)	Included in fair value gains (losses) on FG VIEs.

(4)	Recorded in fair value gains (losses) on CCS.

(5)	Represents net position of credit derivatives. The consolidated balance sheet presents gross assets and liabilities based on net counterparty exposure.

(6)	Reported in net change in fair value of credit derivatives and other income.

(7)	Includes CCS and other invested assets.

(8)
Includes approximately $44 million established in accumulated other comprehensive income (loss) on June 26, 2017 related to the Orkney bond received as consideration for the sale of the European Subsidiaries (See Note 1).

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
At September 30, 2017

Financial Instrument Description (1)	Fair Value at September 30, 2017 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (2):
Fixed-maturity securities:
Obligations of state and political subdivisions	$57	Yield	6.5%	-	39.0%	8.7%

RMBS	29	CPR	1.2%	-	17.4%	10.6%
		CDR	2.0%	-	7.2%	5.1%
		Loss severity	40.0%	-	100.0%	82.6%
		Yield	3.8%	-	7.4%	6.4%
Asset-backed securities:
Triple-X life insurance transactions	550	Yield	6.1%	-	6.4%	6.3%

Collateralized loan obligations (CLO)/TruPS	1	Yield	4.4%	-	4.5%	4.4%

Others	59	Yield	10.7%

FG VIEs’ assets, at fair value	128	CPR	4.6%	-	12.7%	10.0%
		CDR	1.6%	-	7.8%	3.6%
		Loss severity	65.0%	-	100.0%	84.4%
		Yield	4.3%	-	8.4%	6.0%

Other assets	30	Implied Yield	5.4%
		Term (years)	10 years
Liabilities:
Credit derivative liabilities, net	(172)	Year 1 loss estimates	0.0%	-	59.0%	4.3%
		Hedge cost (in bps)	20.3	-	142.5	60.1
		Bank profit (in bps)	4.4	-	825.0	106.5
		Internal floor (in bps)	8.0	-	30.0	24.6
		Internal credit rating	AAA	-	CCC	A+

FG VIEs’ liabilities, at fair value	(140)	CPR	4.6%	-	12.7%	10.0%
		CDR	1.6%	-	7.8%	3.6%
		Loss severity	65.0%	-	100.0%	84.4%
		Yield	4.0%	-	8.4%	4.5%
___________________

(1)	Discounted cash flow is used as valuation technique for all financial instruments.

(2)	Excludes an investment recorded in other invested assets with fair value of $2 million.

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2016

Financial Instrument Description (1)	Fair Value at December 31, 2016 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (2):
Fixed-maturity securities:
Obligations of state and political subdivisions	$2	Yield	9.4%	-	22.8%	18.7%

RMBS	33	CPR	3.0%	-	17.0%	9.9%
		CDR	1.5%	-	7.6%	5.2%
		Loss severity	30.0%	-	100.0%	81.1%
		Yield	3.3%	-	7.9%	6.6%
Asset-backed securities:
Triple-X life insurance transactions	201	Yield	6.0%

Collateralized debt obligations (CDO)	332	Yield	10.0%

CLO/TruPS	1	Yield	4.6%	-	4.8%	4.7%

Others	29	Yield	7.2%

FG VIEs’ assets, at fair value	232	CPR	4.3%	-	9.0%	7.2%
		CDR	2.5%	-	8.1%	5.1%
		Loss severity	35.0%	-	100.0%	80.3%
		Yield	3.7%	-	8.7%	5.7%

Other assets	32	Implied Yield	5.1%
		Term (years)	10 years
Liabilities:
Credit derivative liabilities, net	(248)	Year 1 loss estimates	0.0%	-	38.0%	2.4%
		Hedge cost (in bps)	8.8	-	118.1	33.6
		Bank profit (in bps)	3.9	-	825.0	88.6
		Internal floor (in bps)	7.0	-	30.0	13.1
		Internal credit rating	AAA	-	CCC	AA

FG VIEs’ liabilities, at fair value	(246)	CPR	4.3%	-	9.0%	7.2%
		CDR	2.5%	-	8.1%	5.1%
		Loss severity	35.0%	-	100.0%	80.3%
		Yield	3.4%	-	8.5%	4.8%
___________________

(1)	Discounted cash flow is used as valuation technique for all financial instruments.

(2)	Excludes an investment recorded in other invested assets with fair value of $2 million.

The carrying amount and estimated fair value of the Company’s financial instruments are presented in the following table.

Fair Value of Financial Instruments

	As of September 30, 2017		As of December 31, 2016
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets:
Fixed-maturity securities	$2,895	$2,895	$2,797	$2,797
Short-term investments	188	188	99	99
Other invested assets	3	3	89	89
Credit derivative assets	45	45	58	58
FG VIEs’ assets, at fair value	128	128	232	232
Other assets	60	60	96	96
Liabilities:
Financial guaranty insurance contracts (1)	865	1,788	831	2,187
Note payable to affiliate	300	304	300	305
Credit derivative liabilities	217	217	306	306
FG VIEs’ liabilities with recourse, at fair value	138	138	205	205
FG VIEs’ liabilities without recourse, at fair value	2	2	41	41
Other liabilities	75	75	5	5
____________________

(1)	Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses and salvage and subrogation and other recoverables net of reinsurance.

8.	Contracts Accounted for as Credit Derivatives

The Company has a portfolio of financial guaranty contracts that meet the definition of a derivative in accordance with GAAP, primarily CDS.

Credit derivative transactions are governed by ISDA documentation and have different characteristics from financial guaranty insurance contracts. For example, the Company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty insurance contract. In addition, there are more circumstances under which the Company may be obligated to make payments. Similar to a financial guaranty insurance contract, the Company would be obligated to pay if the obligor failed to make a scheduled payment of principal or interest in full. However, the Company may also be required to pay if the obligor becomes bankrupt or if the reference obligation were restructured if, after negotiation, those credit events are specified in the documentation for the credit derivative transactions. Furthermore, the Company may be required to make a payment due to an event that is unrelated to the performance of the obligation referenced in the credit derivative. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the Company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. In that case, the Company may be required to make a termination payment to its swap counterparty upon such termination. Absent such an event of default or termination event, the Company may not unilaterally terminate a CDS contract; however, the Company on occasion has mutually agreed with various counterparties to terminate certain CDS transactions.

Credit Derivative Net Par Outstanding by Sector

The estimated remaining weighted average life of credit derivatives was 11.4 years at September 30, 2017 and 7.1 years at December 31, 2016. The components of the Company’s credit derivative net par outstanding are presented below.

Credit Derivatives

	As of September 30, 2017		As of December 31, 2016
Asset Type	Net Par Outstanding	Weighted Average Credit Rating	Net Par Outstanding	Weighted Average Credit Rating
	(dollars in millions)
Pooled corporate obligations:
CLO/collateralized bond obligations	$13	AAA	$520	AAA
Synthetic investment grade pooled corporate	—	--	2,364	AAA
TruPS CDOs	820	A	1,042	BBB+
Total pooled corporate obligations	833	A	3,926	AA+
U.S. RMBS	791	AA-	886	AA-
Infrastructure finance	733	BBB+	754	BBB+
Pooled infrastructure	776	AAA	702	AAA
Other (1)	824	A-	1,250	A
Total	$3,957	A+	$7,518	AA
____________________

(1)	This comprises numerous transactions across various asset classes, such as international RMBS, regulated utilities and consumer receivables.

Most of the Company's exposure to pooled corporate obligations consists of TruPS CDOs. The underlying collateral in TruPS CDOs consists primarily of subordinated debt instruments such as TruPS issued by bank holding companies and similar instruments issued by insurance companies, real estate investment trusts and other real estate related issuers while CLOs typically contain primarily senior secured obligations.

Distribution of Credit Derivative Net Par Outstanding by Internal Rating

	As of September 30, 2017		As of December 31, 2016
Ratings	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in millions)
AAA	$1,287	32.5%	$4,075	54.2%
AA	882	22.3	1,465	19.5
A	792	20.0	646	8.6
BBB	446	11.3	604	8.0
BIG	550	13.9	728	9.7
Credit derivative net par outstanding	$3,957	100.0%	$7,518	100.0%

Fair Value of Credit Derivatives

Net Change in Fair Value of Credit Derivative Gain (Loss)

	Third Quarter		Nine Months
	2017	2016	2017	2016
	(in millions)
Realized gains on credit derivatives	$2	$7	$6	$21
Net credit derivative losses (paid and payable) recovered and recoverable and other settlements	(2)	4	(3)	4
Realized gains (losses) and other settlements	0	11	3	25
Net unrealized gains (losses):
Pooled corporate obligations	35	(8)	41	(44)
U.S. RMBS	8	(9)	14	2
Pooled infrastructure	(1)	4	1	10
Infrastructure finance	0	1	2	1
Other	11	5	12	(9)
Net unrealized gains (losses)	53	(7)	70	(40)
Net change in fair value of credit derivatives	$53	$4	$73	$(15)

Terminations and Settlements
of Direct Credit Derivative Contracts

	Third Quarter		Nine Months
	2017	2016	2017	2016
	(in millions)
Net par of terminated credit derivative contracts	$30	$906	$204	$2,539
Realized gains on credit derivatives	0	2	0	7
Net credit derivative losses (paid and payable) recovered and recoverable and other settlements	(2)	—	(2)	—
Net unrealized gains (losses) on credit derivatives	7	9	16	65

During Third Quarter 2017, unrealized fair value gains were generated primarily as a result of CDS terminations and tighter implied spreads. During the quarter the Company agreed to terminate several CDS transactions. This was the primary driver of the unrealized fair value gains in the Other sector. The tighter implied spreads were primarily a result of price improvements on the underlying collateral of the Company’s CDS and the increased cost to buy protection in AGC’s name as the market cost of AGC’s credit protection increased during the period. For those CDS transactions that were pricing at or above their floor levels, when the cost of purchasing CDS protection on AGC increased, the implied spreads that the Company would expect to receive on these transactions decreased.

During Nine Months 2017, unrealized fair value gains were generated primarily as a result of CDS terminations, run-off of net par outstanding, and tighter implied spreads. The tighter implied spreads were primarily a result of price improvements on the underlying collateral of the Company’s CDS and the increased cost to buy protection in AGC’s name as the market cost of AGC’s credit protection increased during the period. For those CDS transactions that were pricing at or above their floor levels, when the cost of purchasing CDS protection on AGC increased, the implied spreads that the Company would expect to receive on these transactions decreased.

During Third Quarter 2016, unrealized fair value losses were generated primarily as a result of wider implied net spreads across all sectors. The wider implied net spreads were primarily a result of the decreased cost to buy protection in AGC’s name, particularly for the one year CDS spread, as the market cost of AGC’s credit protection decreased during the period. For those CDS transactions that were pricing at or above their floor levels, when the cost of purchasing CDS protection on AGC, which management refers to as the CDS spread on AGC decreased, the implied spreads that the Company would expect to receive on these transactions increased. This was the primary driver of the unrealized fair value losses in the pooled corporate CLO, and U.S. RMBS sectors. The unrealized fair value losses were partially offset by unrealized gains generated primarily as a result of CDS terminations in the pooled corporate and other sectors and price improvements on the underlying collateral of the Company’s CDS.

During Nine Months 2016 unrealized fair value losses were generated primarily in the trust preferred sector, due to wider implied net spreads. The wider implied net spreads were primarily a result of the decreased cost to buy protection in AGC’s name, particularly for the one year and five year CDS spread, as the market cost of AGC’s credit protection decreased during the period. For those CDS transactions that were pricing at or above their floor levels, when the cost of purchasing CDS protection on AGC decreased, the implied spreads that the Company would expect to receive on these transactions increased. The unrealized fair value losses were partially offset by unrealized fair value gains which resulted from the terminations of several CDS transactions during the period. The majority of the CDS transactions were terminated as a result of settlement agreements with the relevant CDS counterparties.

The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company’s own credit cost based on the price to purchase credit protection on AGC. The Company determines its own credit risk based on quoted CDS prices traded on the Company at each balance sheet date.

CDS Spread on AGC
Quoted price of CDS contract (in basis points)

	As of September 30, 2017	As of June 30, 2017	As of December 31, 2016	As of September 30, 2016	As of June 30, 2016	As of December 31, 2015
Five-year CDS spread	190	136	158	170	265	376
One-year CDS spread	81	15	35	31	45	139

Fair Value of Credit Derivatives Assets (Liabilities)
and Effect of AGC
Credit Spreads

	As of September 30, 2017	As of December 31, 2016
	(in millions)
Fair value of credit derivatives before effect of AGC credit spread	$(429)	$(583)
Plus: Effect of AGC credit spread	257	335
Net fair value of credit derivatives	$(172)	$(248)

The fair value of CDS contracts at September 30, 2017, before considering the implications of AGC’s credit spreads, is a direct result of continued wide credit spreads in the fixed income security markets and ratings downgrades. The asset classes that remain most affected are TruPS and other pooled corporate securities as well as 2005-2007 vintages of Alt-A, Option ARM and subprime RMBS transactions. The mark to market benefit between September 30, 2017 and December 31, 2016, resulted primarily from several CDS terminations and a narrowing of credit spreads related to the Company's TruPS and U.S. RMBS obligations.

Management believes that the trading level of AGC’s credit spreads over the past several years has been due to the correlation between AGC’s risk profile and the current risk profile of the broader financial markets. Offsetting the benefit attributable to AGC’s credit spread were higher credit spreads in the fixed income security markets. The higher credit spreads in the fixed income security market are due to the lack of liquidity in the high yield CDO, TruPS CDO, and CLO markets as well as continuing market concerns over the 2005-2007 vintages of RMBS.

The following table presents the fair value and the present value of expected claim payments or recoveries (i.e. net expected loss to be paid as described in Note 5) for contracts accounted for as derivatives.

Net Fair Value and Expected Losses
of Credit Derivatives

	As of September 30, 2017	As of December 31, 2016
	(in millions)
Fair value of credit derivative asset (liability), net	$(172)	$(248)
Expected loss to be (paid) recovered	5	(10)

Collateral Posting for Certain Credit Derivative Contracts

The transaction documentation for $502 million of the CDS insured by AGC requires AGC to post collateral, in some cases subject to a cap, to secure its obligation to make payments under such contracts. Eligible collateral is generally cash or U.S. government or agency securities; eligible collateral other than cash is valued at a discount to the face amount. The table below summarizes AGC’s CDS collateral posting requirements as of September 30, 2017 and December 31, 2016.

AGC Insured CDS Collateral Posting Requirements

	As of September 30, 2017	As of December 31, 2016
	(in millions)
Gross par of CDS with collateral posting requirement	$502	$690
Maximum posting requirement	469	674
Collateral posted	18	116

The reduction in the collateral posting requirement is primarily attributable to the termination in February 2017 by the Company of its remaining CDS contracts with one of its counterparties as to which it had a posting requirement; the CDS contracts related to approximately $183 million in gross par and $73 million of collateral posted as of December 31, 2016.

Sensitivity to Changes in Credit Spread

The following table summarizes the estimated change in fair values on the net balance of the Company’s credit derivative positions assuming immediate parallel shifts in credit spreads on AGC and on the risks that it assumes.

Effect of Changes in Credit Spread
As of September 30, 2017

Credit Spreads(1)	Estimated Net Fair Value (Pre-Tax)	Estimated Change in Gain/(Loss) (Pre-Tax)
	(in millions)
100% widening in spreads	$(344)	$(172)
50% widening in spreads	(258)	(86)
25% widening in spreads	(215)	(43)
10% widening in spreads	(189)	(17)
Base Scenario	(172)	—
10% narrowing in spreads	(156)	16
25% narrowing in spreads	(131)	41
50% narrowing in spreads	(90)	82
____________________

(1)	Includes the effects of spreads on both the underlying asset classes and the Company’s own credit spread.

9.	Consolidated Variable Interest Entities

Consolidated FG VIEs

The Company provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs. AGC does not act as the servicer or collateral manager for any VIE obligations that it insures. The transaction structure generally provides certain financial protections to the Company. This financial protection can take several forms, the most common of which are overcollateralization, first loss protection (or subordination) and excess spread. In the case of overcollateralization (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations guaranteed by the Company), the structure allows defaults of the securitized assets before a default is experienced on the structured finance obligation guaranteed by the Company. In the case of first loss, the financial guaranty insurance policy only covers a senior layer of losses experienced by multiple obligations issued by special purpose entities, including VIEs. The first loss exposure with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the financial assets contributed to special purpose entities, including VIEs, generate interest income that are in excess of the interest payments on the debt issued by the special purpose entity. Such excess spread is typically distributed through the transaction’s cash flow waterfall and may be used to create additional credit enhancement, applied to redeem debt issued by the special purpose entities, including VIEs (thereby, creating additional overcollateralization), or distributed to equity or other investors in the transaction.

AGC is not primarily liable for the debt obligations issued by the VIEs it insures and would only be required to make payments on those insured debt obligations in the event that the issuer of such debt obligations defaults on any principal or interest due and only for the amount of the shortfall. AGC’s creditors do not have any rights with regard to the collateral supporting the debt issued by the FG VIEs. Proceeds from sales, maturities, prepayments and interest from such underlying collateral may only be used to pay debt service on VIE liabilities. Net fair value gains and losses on FG VIEs are expected to reverse to zero at maturity of the VIE debt, except for net premiums received and net claims paid by AGC under the financial guaranty insurance contract. The Company’s estimate of expected loss to be paid for FG VIEs is included in Note 5, Expected Loss to be Paid.

As part of the terms of its financial guaranty contracts, the Company obtains certain protective rights with respect to the VIE that are triggered by the occurrence of certain events, such as failure to be in compliance with a covenant due to poor deal performance or a deterioration in a servicer or collateral manager's financial condition. At deal inception, the Company typically is not deemed to control a VIE; however, once a trigger event occurs, the Company's control of the VIE typically increases. The Company continuously evaluates its power to direct the activities that most significantly impact the economic performance of VIEs that have debt obligations insured by the Company and, accordingly, where the Company is obligated to absorb VIE losses or receive benefits that could potentially be significant to the VIE. The Company obtains protective rights under its insurance contracts that give the Company additional controls over a VIE if there is either deterioration of deal performance or in the financial health of the deal servicer. The Company is deemed to be the control party for certain VIEs under GAAP, typically when its protective rights give it the power to both terminate and replace the deal servicer, which are characteristics specific to the Company's financial guaranty contracts. If the protective rights that could make the Company the control party have not been triggered, then the VIE is not consolidated. If the Company is deemed no longer to have those protective rights, the transaction is deconsolidated.

Number of FG VIEs Consolidated

	Nine Months
	2017	2016

Beginning of the period, December 31	9	10
Consolidated	—	1
Deconsolidated	(1)	(1)
Matured	—	(1)
End of the period, September 30	8	9

The total unpaid principal balance for the FG VIEs’ assets that were over 90 days or more past due was approximately $16 million at September 30, 2017 and $34 million at December 31, 2016. The aggregate unpaid principal of the FG VIEs’ assets was approximately $48 million greater than the aggregate fair value at September 30, 2017. The aggregate unpaid principal of the FG VIEs’ assets was approximately $72 million greater than the aggregate fair value at December 31, 2016.

The change in the instrument-specific credit risk of the FG VIEs’ assets held as of September 30, 2017 that was recorded in the consolidated statements of operations for Third Quarter 2017 and Nine Months 2017 were gains of $1 million and gains of $5 million, respectively. The change in the instrument-specific credit risk of the FG VIEs’ assets held as of September 30, 2016, that was recorded in the consolidated statements of operations for Third Quarter 2016 and Nine Months 2016 were losses of $1 million and gains of $8 million, respectively. To calculate the instrument specific credit risk, the changes in the fair value of the FG VIE assets are allocated between changes that are due to the instrument specific credit risk and changes due to other factors, including interest rates. The instrument specific credit risk amount is determined by using expected contractual cash flows versus current expected cash flows discounted at original contractual rate. The net present value is calculated by discounting the expected cash flows of the underlying security, at the relevant effective interest rate.

The unpaid principal for FG VIE liabilities with recourse, which represent obligations insured by AGC, was $144 million and $219 million as of September 30, 2017 and December 31, 2016, respectively. FG VIE liabilities with recourse will mature at various dates ranging from 2031 to 2038. The aggregate unpaid principal balance of the FG VIE liabilities with and without recourse was approximately $7 million greater than the aggregate fair value of the FG VIEs’ liabilities as of September 30, 2017. The aggregate unpaid principal balance was approximately $28 million greater than the aggregate fair value of the FG VIEs’ liabilities as of December 31, 2016.

The table below shows the carrying value of the consolidated FG VIEs’ assets and liabilities in the consolidated financial statements, segregated by the types of assets that collateralize their respective debt obligations for FG VIE liabilities with recourse.

Consolidated FG VIEs
By Type of Collateral

	As of September 30, 2017		As of December 31, 2016
	Assets	Liabilities	Assets	Liabilities
	(in millions)
With recourse:
U.S. RMBS first lien	$25	$23	$83	$80
U.S. RMBS second lien	32	46	34	50
Manufactured housing	69	69	74	75
Total with recourse	126	138	191	205
Without recourse	2	2	41	41
Total	$128	$140	$232	$246

The consolidation of FG VIEs affects net income and shareholder's equity due to (i) changes in fair value gains (losses) on FG VIE assets and liabilities, (ii) the elimination of premiums and losses related to the AGC FG VIE liabilities with recourse and (iii) the elimination of investment balances related to the Company’s purchase of AGC insured FG VIE debt. Upon consolidation of a FG VIE, the related insurance and, if applicable, the related investment balances, are considered intercompany transactions and therefore eliminated. Such eliminations are included in the table below to present the full effect of consolidating FG VIEs.

Effect of Consolidating FG VIEs on Net Income (Loss),
Cash Flows From Operating Activities and Shareholder’s Equity

	Third Quarter		Nine Months
	2017	2016	2017	2016
	(in millions)
Net earned premiums	$0	$0	$(1)	$0
Net investment income	0	0	0	(4)
Fair value gains (losses) on FG VIEs	1	1	4	9
Loss and LAE	(1)	(1)	(1)	0
Effect on income before tax	0	0	2	5
Less: tax provision (benefit)	0	0	1	2
Effect on net income (loss)	$0	$0	$1	$3

Effect on cash flows from operating activities	$2	$0	$2	$(5)

	As of September 30, 2017	As of December 31, 2016
	(in millions)
Effect on shareholder’s equity (decrease) increase	$(7)	$(8)

Fair value gains (losses) on FG VIEs represent the net change in fair value on the consolidated FG VIEs’ assets and liabilities. During Third Quarter 2017 and Nine Months 2017, the Company recorded pre-tax net fair value gains on consolidated FG VIEs of $1 million and $4 million, respectively. During Third Quarter 2017, the primary driver of the gain was price depreciation on the FG VIE recourse liabilities during the quarter resulting from the widening of the Company's credit risk. During the Nine Months 2017, the primary driver of the gain is price appreciation on the FG VIE assets resulting from improvements in the underlying collateral.

During Third Quarter and Nine Months 2016, the Company recorded a pre-tax net fair value gain on consolidated FG VIEs of $1 million and $9 million, respectively. The primary driver of the Nine Months 2016 gain in fair value of FG VIEs assets and liabilities was net mark-to-market gains due to price appreciation on the FG VIE assets during the nine months period resulting from improvements in the underlying collateral.

Other Consolidated VIEs

In certain instances where the Company consolidates a VIE that was established as part of a loss mitigation negotiated settlement agreement that results in the termination of the original insured financial guaranty insurance or credit derivative contract the Company classifies the assets and liabilities of those VIEs in the line items that most accurately reflect the nature of the items, as opposed to within the FG VIE assets and FG VIE liabilities.

Non-Consolidated VIEs

As of September 30, 2017 and December 31, 2016 the Company had financial guaranty contracts outstanding for approximately 240 and 300 VIEs, respectively, that it did not consolidate based on the Company’s analyses which indicate that it is not the primary beneficiary of any other VIEs. The Company’s exposure provided through its financial guaranties with respect to debt obligations of special purpose entities is included within net par outstanding in Note 4, Outstanding Exposure.

10.	Investments and Cash

Net Investment Income and Realized Gains (Losses)

Net investment income is a function of the yield that the Company earns on invested assets and the size of the portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the invested assets. Accrued investment income, which is recorded in Other Assets, was $27 million and $23 million as of September 30, 2017 and December 31, 2016, respectively.

Net Investment Income

	Third Quarter		Nine Months
	2017	2016	2017	2016
	(in millions)
Income from fixed-maturity securities managed by third parties	$16	$16	$52	$49
Income from internally managed securities (1)	17	7	57	13
Gross investment income	33	23	109	62
Investment expenses	(1)	(1)	(2)	(2)
Net investment income	$32	$22	$107	$60
____________________

(1)	Nine Months 2017 includes accretion on Zohar II Notes.

Net Realized Investment Gains (Losses)

	Third Quarter		Nine Months
	2017	2016	2017	2016
	(in millions)
Gross realized gains on available-for-sale securities (1)	$1	$1	$50	$13
Gross realized losses on available-for-sale securities	(1)	0	(5)	(1)
Other-than-temporary impairment	(1)	(1)	(4)	(5)
Net realized investment gains (losses)	$(1)	$0	$41	$7
____________________

(1)	Nine Months 2017 includes a gain on Zohar II Notes used as consideration for the MBIA UK Acquisition. Please refer to Note 2, Acquisitions.

The following table presents the roll-forward of the credit losses of fixed-maturity securities for which the Company has recognized an other-than-temporary-impairment and where the portion of the fair value adjustment related to other factors was recognized in OCI.

Roll Forward of Credit Losses
in the Investment Portfolio

	Third Quarter		Nine Months
	2017	2016	2017	2016
	(in millions)
Balance, beginning of period	$10	$8	$8	$8
Additions for credit losses on securities for which an other-than-temporary-impairment was not previously recognized	0	—	0	0
Additions for credit losses on securities for which an other-than-temporary-impairment was previously recognized	0	0	3	0
Reductions for securities sold and other settlement during the period	—	—	(1)	—
Balance, end of period	$10	$8	$10	$8

Investment Portfolio

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of September 30, 2017

Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI(2) Gain (Loss) on Securities with Other-Than-Temporary Impairment	Weighted Average Credit Rating(3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	60%	$1,697	$89	$(4)	$1,782	$27	AA-
U.S. government and agencies	3	85	4	0	89	0	AA+
Corporate securities	8	218	3	(1)	220	0	A
Mortgage-backed securities (4):
RMBS	3	76	2	(3)	75	(1)	A
CMBS	2	70	0	(1)	69	0	AAA
Asset-backed securities	17	507	153	0	660	78	CCC
Total fixed-maturity securities	93	2,653	251	(9)	2,895	104	A-
Short-term investments	7	188	0	0	188	—	AAA
Total investment portfolio	100%	$2,841	$251	$(9)	$3,083	$104	A-

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2016

Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Gain (Loss) on Securities with Other-Than-Temporary Impairment	Weighted Average Credit Rating(3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	54%	$1,491	$48	$(16)	$1,523	$11	AA-
U.S. government and agencies	5	140	5	(1)	144	—	AA+
Corporate securities	10	274	4	(2)	276	0	A
Mortgage-backed securities (4):
RMBS	3	96	1	(6)	91	(3)	A
CMBS	3	86	1	(2)	85	—	AAA
Asset-backed securities	18	488	108	0	596	32	CCC+
Foreign government securities	3	78	4	0	82	—	AA
Total fixed-maturity securities	96	2,653	171	(27)	2,797	40	A-
Short-term investments	4	99	0	0	99	—	AA
Total investment portfolio	100%	$2,752	$171	$(27)	$2,896	$40	A
___________________

(1)	Based on amortized cost.

(2)	See also Note 17, Other Comprehensive Income.

(3)
Ratings in the tables above represent the lower of the Moody’s and S&P Global Ratings, a division of Standard & Poor's Financial Services LLC (S&P) classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company’s portfolio consists primarily of high-quality, liquid instruments.

(4)	Government-agency obligations were approximately 33% of mortgage backed securities as of September 30, 2017 and 34% as of December 31, 2016 based on fair value.

The Company’s investment portfolio in tax-exempt and taxable municipal securities includes issuances by a wide number of municipal authorities across the U.S. and its territories.

The following tables summarize, for all fixed-maturity securities in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of September 30, 2017

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$154	$(1)	$111	$(3)	$265	$(4)
U.S. government and agencies	37	0	5	0	42	0
Corporate securities	26	0	38	(1)	64	(1)
Mortgage-backed securities:
RMBS	10	(1)	36	(2)	46	(3)
CMBS	15	0	36	(1)	51	(1)
Asset-backed securities	13	0	3	0	16	0
Total	$255	$(2)	$229	$(7)	$484	$(9)
Number of securities		96		78		174
Number of securities with other-than-temporary impairment		5		5		10

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2016

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$395	$(15)	$6	$(1)	$401	$(16)
U.S. government and agencies	74	(1)	—	—	74	(1)
Corporate securities	177	(2)	—	—	177	(2)
Mortgage-backed securities:
RMBS	57	(3)	6	(3)	63	(6)
CMBS	66	(2)	—	—	66	(2)
Asset-backed securities	29	0	0	0	29	0
Foreign government securities	7	0	—	—	7	0
Total	$805	$(23)	$12	$(4)	$817	$(27)
Number of securities (1)		265		9		272
Number of securities with other-than-temporary impairment		3		2		5
___________________

(1)
The number of securities does not add across because lots consisting of the same securities have been purchased at different times and appear in both categories above (i.e., less than 12 months and 12 months or more). If a security appears in both categories, it is counted only once in the total column.

Of the securities in an unrealized loss position for 12 months or more as of September 30, 2017, five securities had unrealized losses greater than 10% of book value. The total unrealized loss for these securities as of September 30, 2017 was approximately $2 million. As of December 31, 2016, of the securities in an unrealized loss position for 12 months or more, three securities had unrealized losses greater than 10% of book value with an unrealized loss of $4 million. The Company has determined that the unrealized losses recorded as of September 30, 2017 were yield related and not the result of other-than-temporary-impairment.

The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of September 30, 2017 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed-Maturity Securities
by Contractual Maturity
As of September 30, 2017

	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$44	$44
Due after one year through five years	202	208
Due after five years through 10 years	500	517
Due after 10 years	1,761	1,982
Mortgage-backed securities:
RMBS	76	75
CMBS	70	69
Total	$2,653	$2,895

Based on fair value, investments and restricted cash that are either held in trust for the benefit of third party ceding insurers in accordance with statutory requirements, placed on deposit to fulfill state licensing requirements, or otherwise restricted total $98 million and $110 million, as of September 30, 2017 and December 31, 2016, respectively. The investment portfolio also contains securities that are held in trust for the benefit of AGE, a subsidiary of AGM, in accordance with statutory and regulatory requirements in the amount of $12 million, based on fair value, as of both September 30, 2017 and December 31, 2016. On July 13, 2016, in order to comply with a requirement of the PRA, AGC secured its reinsurance obligations to AGUK, by depositing in trust assets with a carrying value of approximately $554 million and $201 million as of September 30, 2017 and December 31, 2016, respectively.

The fair value of the Company’s pledged securities to secure its obligations under its CDS exposure totaled $18 million and $116 million as of September 30, 2017 and December 31, 2016, respectively. Please refer to Note 8, Contracts Accounted for as Credit Derivatives, for more information.

No material investments of the Company were non-income producing for Nine Months 2017 and Nine Months 2016, respectively.

Externally Managed Portfolio

The majority of the investment portfolio is managed by four outside managers. The Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector. The Company's investment guidelines generally do not permit its outside managers to purchase securities rated lower than A- by S&P or A3 by Moody’s, excluding a minimal allocation to corporate securities not rated lower than BBB by S&P or Baa2 by Moody’s.

Internally Managed Portfolio

The investment portfolio tables shown above include both assets managed externally and internally. In the table below, more detailed information is provided for the component of the total investment portfolio that is internally managed (excluding short-term investments). The internally managed portfolio, excluding equity method investments in affiliates, as defined below, represents approximately 23% and 24% of the investment portfolio, on a fair value basis as of September 30, 2017 and December 31, 2016, respectively. The internally managed portfolio consists primarily of the Company's investments in securities for (i) loss mitigation purposes, (ii) other risk management purposes and (iii) where the Company believes a particular security presents an attractive investment opportunity.

One of the Company's strategies for mitigating losses has been to purchase securities it has insured that have expected losses (loss mitigation securities) at discounted prices. In addition, the Company holds other invested assets that were obtained or purchased as part of negotiated settlements with insured counterparties or under the terms of our financial guaranties (other risk management assets). During 2016, Assured Guaranty established an alternative investments group to focus on deploying a portion of Assured Guaranty's excess capital to pursue acquisitions and develop new business opportunities that complement Assured Guaranty's financial guaranty business, are in line with its risk profile and benefit from its core competencies. The alternative investments group has been investigating a number of such opportunities, including, among others, both controlling and non-controlling investments in investment managers.

Internally Managed Portfolio
Carrying Value

	As of September 30, 2017	As of December 31, 2016
	(in millions)
Assets purchased for loss mitigation and other risk management purposes:
Fixed-maturity securities, at fair value	$742	$702
Other invested assets	—	84
Other	5	6
Total	$747	$792

The internally managed portfolio also includes an equity method investment in MAC Holdings of $208 million as of September 30, 2017 and $296 million as of December 31, 2016 .

Cash and Restricted Cash

The following table provides a reconciliation of the cash reported on the consolidated balance sheets and the cash and restricted cash reported in the statements of cash flows.

Cash and Restricted Cash

	As of September 30, 2017	As of December 31, 2016	As of September 30, 2016	As of December 31, 2015
	(in millions)
Cash	$9	$68	$33	$22
Restricted cash (1)	0	2	1	—
Total cash and restricted cash	$9	$70	$34	$22
____________________

(1)	Amounts relate to cash held in trust accounts and are reported in other assets in consolidated balance sheets. Please refer to Note 14, Reinsurance and Other Monoline Exposures, for more information.

11.     Investment in MAC Holdings

Summarized Financial Information of MAC Holdings

The table below presents summarized financial information for MAC Holdings as of and for the periods ended September 30, 2017 and December 31, 2016. AGC owns approximately 39% of the outstanding MAC Holdings common stock.

Summarized Financial Information of MAC Holdings

	As of and for the Nine Months Ended September 30, 2017	As of and for the Year Ended December 31, 2016
	(in millions)
Total assets	$850	$1,124
Total liabilities	320	372
Total revenues	93	173
Net income	57	111

Stock Redemption of MAC

On August 17, 2017, the New York Superintendent approved MAC's request to repurchase 64,322 of its shares of common stock from its direct parent, MAC Holdings, for approximately $250 million.  MAC implemented the stock redemption plan on September 25, 2017, transferring  approximately $104 million in cash and $146 million in marketable securities to MAC Holdings, which then distributed such assets to its shareholders, AGM and AGC, in proportion to their respective 61% and 39% ownership interests, such that AGM received approximately $152 million ($6 million in cash and $146 million in securities) and AGC received approximately $98 million (all in cash).  Each share repurchased by MAC was retired and ceased to be an authorized share.  Pursuant to MACs Amended and Restated Charter, the par value of MAC's remaining shares of common stock issued and outstanding increased automatically in order to maintain MAC's total paid-in capital at $15 million.

12.	Insurance Company Regulatory Requirements

AGC is a Maryland domiciled insurance company. Under Maryland's insurance law, AGC may, with prior notice to the Maryland Insurance Commissioner, pay an ordinary dividend that, together with all dividends paid in the prior 12 months, does not exceed the lesser of 10% of its policyholders' surplus (as of the prior December 31) or 100% of its adjusted net investment income during that period. The maximum amount available during 2017 for AGC to distribute as ordinary dividends is approximately $107 million. Of such $107 million, approximately $41 million is available for distribution in the fourth quarter of 2017.

Dividends

	Third Quarter		Nine Months
	2017	2016	2017	2016
	(in millions)
Dividends paid by AGC to AGUS	$15	$15	$66	$38

Please refer to Note 11, Investment in MAC Holdings, for information on MAC's stock redemption.

13.	Income Taxes

Overview

The Company files its U.S. federal tax return as a part of the consolidated group for AGUS, its direct parent holding company. Each member of the AGUS consolidated tax group is part of a tax sharing agreement and pays or receives its proportionate share of the consolidated regular federal tax liability for the group as if each company filed on a separate return basis.

AGC and AGUK are subject to U.S. and U.K. income tax, respectively. AGC is taxed at the U.S. corporate income tax rate of 35% and AGUK is taxed at the U.K. blended marginal corporate tax rate of 19.25%. On January 10, 2017, AGC purchased MBIA UK, a U.K. based insurance company. After the purchase, MBIA UK changed its name to AGLN and continues to file its tax returns in the U.K. as a separate entity. For additional information on the MBIA UK Acquisition, please refer to Note 2, Acquisitions. For periods subsequent to April 1, 2017, the U.K. tax rate has been reduced to 19%. For the periods between April 1, 2015 and March 1, 2017 the U.K. corporation tax rate was 20%. On June 26, 2017, AGC sold its foreign subsidiaries to Assured Guaranty Municipal Corp., please refer to Note 1, Business and Basis of Presentation.

Provision for Income Taxes

The Company's provision for income taxes for interim financial periods is not based on an estimated annual effective rate due, for example, to the variability in fair value of its credit derivatives, which prevents the Company from projecting a reliable estimated annual effective tax rate and pretax income for the full year 2017. A discrete calculation of the provision is calculated for each interim period.

A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below.

Effective Tax Rate Reconciliation

	Third Quarter		Nine Months
	2017	2016	2017	2016
	(in millions)
Expected tax provision (benefit) at statutory rates	$33	$119	$97	$130
Tax-exempt interest	(4)	(3)	(11)	(10)
Gain on bargain purchase	—	(124)	(20)	(124)
Change in liability for uncertain tax positions	2	3	(22)	4
Effect of provision to tax return filing adjustments	(1)	(9)	(1)	(9)
Other	0	(2)	0	(2)
Total provision (benefit) for income taxes	$30	$(16)	$43	$(11)
Effective tax rate	31.7%	(4.8)%	15.4%	(3.1)%

The change in liability for uncertain tax positions is driven by the closure of the 2009 - 2012 IRS Audit, see "Audits" below for further discussion.

The expected tax provision at statutory rates in taxable jurisdictions is calculated as the sum of pretax income in each jurisdiction multiplied by the statutory tax rate of the jurisdiction by which it will be taxed.

Valuation Allowance

As part of the Radian Asset Acquisition, the Company acquired $19 million of foreign tax credits (FTC) which will expire in 2020. After reviewing positive and negative evidence, the Company came to the conclusion that it is more likely than not that the FTC will not be utilized, and therefore recorded a valuation allowance with respect to this tax attribute.

The Company came to the conclusion that it is more likely than not that the remaining net deferred tax asset will be fully realized after weighing all positive and negative evidence available as required under GAAP. The positive evidence that was considered included the cumulative income the Company has earned over the last three years, and the significant unearned premium income to be included in taxable income. The positive evidence outweighs any negative evidence that exists. As such, the Company believes that no valuation allowance is necessary in connection with this deferred tax asset. The Company will continue to analyze the need for a valuation allowance on a quarterly basis.

Audits

As of September 30, 2017, AGUS had open tax years with the U.S. Internal Revenue Service (IRS) for 2013 forward. In April 2017, the Company received a final letter from the IRS to close the audit for 2009-2012 tax years with no additional findings or changes, and as a result the Company released previously recorded uncertain tax position reserves and accrued interest of approximately $25 million in second quarter 2017. The Company's former U.K. subsidiaries are not currently under examination and have open tax years of 2014 forward. CIFGNA, which was acquired by AGC during 2016, is not currently under examination and has open tax years of 2013 forward.

Uncertain Tax Positions

The Company's policy is to recognize interest related to uncertain tax positions in income tax expense and has accrued $0.4 million for Nine Months 2017 and $0.9 million for the full year 2016. As of September 30, 2017 and December 31, 2016, the Company has accrued $0.4 million and $3.2 million of interest, respectively.

The total amount of reserves for unrecognized tax positions, including accrued interest, as of September 30, 2017 and December 31, 2016 that would affect the effective tax rate, if recognized, was $6.9 million and $28.9 million, respectively. The reduction in reserves is driven by the closure of the 2009 - 2012 IRS Audit.

14.	Reinsurance and Other Monoline Exposures

AGC assumes exposure (Assumed Business) and may cede portions of exposure it has insured (Ceded Business) in exchange for premiums, net of ceding commissions. AGC has historically entered into ceded reinsurance contracts in order to obtain greater business diversification and reduce the net potential loss from large risks.

The following table presents the components of premiums and losses reported in the consolidated statements of operations and the contribution of the Company's assumed and ceded businesses.

Effect of Reinsurance on Statement of Operations

	Third Quarter		Nine Months
	2017	2016	2017	2016
	(in millions)
Premiums Written:
Direct (1)	$(1)	$2	$(1)	$0
Assumed	0	0	0	(1)
Ceded (2)	2	6	2	8
Net	$1	$8	$1	$7
Premiums Earned:
Direct	$67	$110	$216	$233
Assumed	8	10	21	39
Ceded	(23)	(30)	(62)	(80)
Net	$52	$90	$175	$192
Loss and LAE:
Direct	$40	$(31)	$54	$56
Assumed	(4)	6	(5)	21
Ceded	(9)	5	79	(29)
Net	$27	$(20)	$128	$48
____________________
(1)    Negative direct premiums written were due to changes in terms.

(2)    Positive ceded premiums written were due to commutations and changes in expected debt service schedules.

In addition to the items presented in the table above, the Company records in the consolidated statements of operations the effect of assumed and ceded credit derivative exposures. These amounts were losses of $6 million in Third Quarter 2017, gains of $10 million in Third Quarter 2016, losses of $15 million in Nine Months 2017 and gains of $11 million in Nine Months 2016 .

Amounts Due (To) From Reinsurers
As of September 30, 2017

	Assumed Premium, net of Commissions	Ceded Premium, net of Commissions	Assumed Expected Loss and LAE	Ceded Expected Loss and LAE
	(in millions)
Affiliated Companies:
AGM, AGE, AGUK, AGLN and CIFGE	$29	$—	$(34)	$—
AG Re	—	(58)	—	189
MAC	—	(1)	—	2
Affiliated Companies	29	(59)	(34)	191
Non-Affiliated Companies:
Reinsurers rated investment grade	0	—	8	—

Reinsurers rated BIG or not rated:
Ambac	2	—	2	—
MBIA	0	—	(3)	—
Ambac Assurance Corp. Segregated Account	0	—	(5)	—
Subtotal	2	—	(6)	—
Other	1	0	0	—
Total Non-Affiliated Companies	3	0	2	—
Total	$32	$(59)	$(32)	$191

Assumed and Ceded Business

The Company assumes business from affiliated and non-affiliated companies, including other monoline financial guaranty companies. Under these relationships, the Company assumes a portion of the ceding company’s insured risk in exchange for a portion of the ceding company's premium for the insured risk (typically, net of a ceding commission). The Company’s facultative and treaty agreements are generally subject to termination at the option of the ceding company:

•	if the Company fails to meet certain financial and regulatory criteria and to maintain a specified minimum financial strength rating, or

•	upon certain changes of control of the Company.

Upon termination under these conditions, the Company may be required (under some of its reinsurance agreements) to return to the ceding company unearned premiums (net of ceding commissions) and loss reserves, calculated on a statutory basis of accounting, attributable to reinsurance assumed pursuant to such agreements after which the Company would be released from liability with respect to the assumed business.

Upon the occurrence of the conditions set forth in the first bullet above, whether or not an agreement is terminated, the Company may be required to obtain a letter of credit or alternative form of security to collateralize its obligation to perform under such agreement or it may be obligated to increase the level of ceding commission paid.

The downgrade of the financial strength ratings of AGC gives certain ceding companies the right to recapture business they had ceded to AGC, which would lead to a reduction in the Company's unearned premium reserve and related earnings on such reserve. With respect to a significant portion of the Company’s in-force financial guaranty assumed business, based on AGC's current ratings and subject to the terms of each reinsurance agreement, the third party ceding company may have the right to recapture business it had ceded to AGC, and in connection therewith, to receive payment from AGC of an amount equal to the statutory unearned premium (net of ceding commissions) and statutory loss reserves (if any) associated with that business, plus, in certain cases, an additional required payment. As of September 30, 2017, if each third party insurer ceding business to AGC had a right to recapture such business, and chose to exercise such right, the aggregate amounts that AGC could be required to pay to all such companies would be approximately $49 million.

The Company has ceded business to affiliated and non-affiliated companies to limit its exposure to risk. Under these relationships, the Company ceded a portion of its insured risk to the reinsurer in exchange for the reinsurer receiving a share of the Company's premiums for the insured risk (typically, net of a ceding commission). The Company remains primarily liable for all risks it directly underwrites and is required to pay all gross claims. It then seeks reimbursement from the reinsurer for its proportionate share of claims. The Company may be exposed to risk for this exposure if it were required to pay the gross claims and not be able to collect ceded claims from an assuming company experiencing financial distress. A number of the financial guaranty insurers to which the Company has ceded par have experienced financial distress and been downgraded by the rating agencies as a result. In addition, state insurance regulators have intervened with respect to some of these insurers. The Company’s ceded contracts generally allow the Company to recapture ceded business after certain triggering events, such as reinsurer downgrades.

During Third Quarter 2017, the Company entered into a commutation agreement where it reassumed $438 million of the portfolio previously ceded to one of its unaffiliated reinsurers. The Company recorded a gain of $4 million in 2017 on this commutation. In Third Quarter 2016, an assumed U.S. structured finance transaction for $12 million in par was canceled. In addition, the Company canceled a retrocession to AG Re of $1.2 billion of insured par as part of the CIFG Acquisition, see Note 2, Acquisitions. The Company recorded a loss of $10 million in 2016 on these cancellations.

Other Monoline Exposures

In addition to the Company’s assumed and ceded reinsurance arrangements with other monoline financial guaranty insurers, the Company may also have exposure to such companies in other areas. Second-to-pay insured par outstanding represents transactions the Company has insured that were previously insured by affiliated and third party insurers. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary insurer. Another area of exposure is in the investment portfolio where the Company holds fixed-maturity securities that are wrapped by monolines and whose value may change based on the rating of the monoline. As of September 30, 2017, based on fair value, the Company had fixed-maturity securities in its investment portfolio consisting of $25 million insured by National Public Finance Guarantee Corporation (National) and $10 million insured by AGM.

Reinsurance and Other Exposures to Monolines

	Par Outstanding
	As of September 30, 2017
Reinsurer	Ceded Par Outstanding (1)	Assumed Par Outstanding	Second-to-Pay Insured Par Outstanding (2)
	(in millions)
Affiliated Companies:
AG Re (3)	$14,110	$—	$—
AGM, AGE, AGUK, AGLN and CIFGE	18	4,834	1
MAC	14,715	—	—
Affiliated Companies	28,843	4,834	1
Non-Affiliated Companies:
Reinsurers rated investment grade:
National	—	1,446	499
Reinsurers rated BIG or not rated:
Ambac	112	431	355
Syncora	—	45	406
MBIA	—	136	346
Financial Guaranty Insurance Company and FGIC UK Limited	—	10	207
Ambac Assurance Corp. Segregated Account	—	63	1
ACA Financial Guaranty Corp.	—	—	10
Subtotal	112	685	1,325
Other	1	66	204
Total Non-Affiliated Companies	113	2,197	2,028
Total	$28,956	$7,031	$2,029
____________________

(1)	Of the total ceded par to reinsurers rated BIG or not rated, none is rated BIG.

(2)
The par on second-to-pay exposure where the primary insurer and underlying transaction rating are both BIG and/or not rated is $329 million. In November 2017 $225 million of that amount was terminated due to refinancing of the underlying exposures.

(3)	There was no collateral posted by third party reinsurers and $323 million posted by an affiliated reinsurer as of September 30, 2017.

Excess of Loss Reinsurance Facility

AGC, AGM and MAC entered into a $360 million aggregate excess of loss reinsurance facility with a number of reinsurers, effective as of January 1, 2016, that covers losses occurring either from January 1, 2016 through December 31, 2023, or January 1, 2017 through December 31, 2024, at the option of AGC, AGM and MAC. It terminates on January 1, 2018, unless AGC, AGM and MAC choose to extend it. The facility covers certain U.S. public finance credits insured or reinsured by AGC, AGM and MAC as of September 30, 2015, excluding credits that were rated non-investment grade as of December 31, 2015 by Moody’s or S&P or internally by AGC, AGM or MAC and is subject to certain per credit limits. Among the credits excluded are those associated with the Commonwealth of Puerto Rico and its related authorities and public corporations. The facility attaches when AGC’s, AGM’s and MAC’s net losses (net of AGC’s and AGM's reinsurance (including from affiliates) and net of recoveries) exceed $1.25 billion in the aggregate. The facility covers a portion of the next $400 million of losses, with the reinsurers assuming pro rata in the aggregate $360 million of the $400 million of losses and AGC, AGM and MAC jointly retaining the remaining $40 million. The reinsurers are required to be rated at least AA- or to post collateral sufficient to provide AGM, AGC and MAC with the same reinsurance credit as reinsurers rated AA-. AGM, AGC and MAC are obligated to pay the reinsurers their share of recoveries relating to losses during the coverage period in the covered portfolio. AGC, AGM and MAC paid approximately $9 million of premiums in 2016 (of which AGC paid approximately $1 million) for the term January 1, 2016 through December 31, 2016 and approximately $9 million (of which AGC paid approximately $1 million) of premiums for January 1, 2017 through December 31, 2017.

15.	Commitments and Contingencies

Legal Proceedings

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

In addition, in the ordinary course of their respective businesses, the Company and its affiliates assert claims in legal proceedings against third parties to recover losses paid in prior periods or prevent losses in the future. For example, the Company has commenced a number of legal actions in the U.S. District Court for the District of Puerto Rico to enforce its rights with respect to the obligations it insures of Puerto Rico and various of its related authorities and public corporations. See the "Exposure to Puerto Rico" section of Note 4, Outstanding Exposure, for a description of such actions. See also the "Recovery Litigation" section of Note 5, Expected Loss to be Paid, for a description of recovery litigation unrelated to Puerto Rico. The amounts, if any, the Company will recover in these and other proceedings to recover losses are uncertain, and recoveries, or failure to obtain recoveries, in any one or more of these proceedings during any quarter or year could be material to the Company’s results of operations in that particular quarter or year.

The Company also receives subpoenas duces tecum and interrogatories from regulators from time to time.

The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but if the matter is material, it is disclosed, including matters discussed below. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

Litigation

On November 28, 2011, Lehman Brothers International (Europe) (in administration) (LBIE) sued AG Financial Products Inc. (AGFP), an affiliate of AGC which in the past had provided credit protection to counterparties under CDS. AGC acts as the credit support provider of AGFP under these CDS. LBIE’s complaint, which was filed in the Supreme Court of the State of New York, alleged that AGFP improperly terminated nine credit derivative transactions between LBIE and AGFP and improperly calculated the termination payment in connection with the termination of 28 other credit derivative transactions between LBIE and AGFP. Following defaults by LBIE, AGFP properly terminated the transactions in question in compliance with the agreement between AGFP and LBIE, and calculated the termination payment properly. AGFP calculated that LBIE owes AGFP approximately $29 million in connection with the termination of the credit derivative transactions, whereas LBIE asserted in the complaint that AGFP owes LBIE a termination payment of approximately $1.4 billion. On February 3, 2012, AGFP filed a motion to dismiss certain of the counts in the complaint, and on March 15, 2013, the court granted AGFP's motion to dismiss the count relating to improper termination of the nine credit derivative transactions and denied AGFP's motion to dismiss the counts relating to the remaining transactions. On February 22, 2016, AGFP filed a motion for summary judgment on the remaining causes of action asserted by LBIE and on AGFP's counterclaims. Oral argument on AGFP's motion took place on July 21, 2016. LBIE's administrators disclosed in an April 10, 2015 report to LBIE’s unsecured creditors that LBIE’s valuation expert has calculated LBIE's claim for damages in aggregate for the 28 transactions to range between a minimum of approximately $200 million and a maximum of approximately $500 million, depending on what adjustment, if any, is made for AGFP's credit risk and excluding any applicable interest.

Proceedings Resolved Since December 31, 2016

On December 22, 2014, Deutsche Bank National Trust Company, as indenture trustee for the AAA Trust 2007-2 Re-REMIC (the Trustee), filed a “trust instructional proceeding” petition in the State of California Superior Court (Probate Division, Orange County), seeking the court’s instruction as to how it should allocate the losses resulting from its December 2014 sale of four RMBS owned by the AAA Trust 2007-2 Re-REMIC. This sale of approximately $70 million principal balance of RMBS was made pursuant to AGC’s liquidation direction in November 2014, and resulted in approximately $27 million of gross proceeds to the Re-REMIC. On December 22, 2014, AGC directed the indenture trustee to allocate to the uninsured Class A-3 Notes the losses realized from the sale. On May 4, 2015, the Superior Court rejected AGC’s allocation direction, and ordered the Trustee to allocate to the Class A-3 noteholders a pro rata share of the $27 million of gross proceeds. On May 17, 2017, the California Court of Appeal upheld the Superior Court’s rejection of AGC’s allocation direction. On June 15, 2017, the California Court of Appeal denied AGC’s petition for a rehearing, pursuant to an order that modified its initial opinion and affirmed the Superior Court’s May 4, 2015 order.

16.	Note Payable to Affiliate and Credit Facilities

Note Payable to Affiliate

On December 18, 2009, AGC issued a surplus note with a principal amount of $300 million to AGM. This Note Payable to Affiliate carries a simple interest rate of 3.5% per annum and matures on December 31, 2029. Principal is payable at the option of AGC prior to the final maturity of the note in 2029 and interest is payable on the note annually in arrears as of December 31st of each year, commencing December 31, 2010. Payments of principal and interest are subject to AGC having policyholders’ surplus in excess of statutory minimum requirements after such payment and to prior written approval by the MIA. AGC has paid all scheduled due and accrued interest on the surplus notes since issuance.

Committed Capital Securities

AGC has entered into put agreements with four separate custodial trusts allowing AGC to issue an aggregate of $200 million of non-cumulative redeemable perpetual preferred securities to the trusts in exchange for cash. The custodial trusts were created for the primary purpose of issuing $50 million face amount of CCS, investing the proceeds in high-quality assets and entering into put options with AGC. The Company does not consider itself to be the primary beneficiary of the trusts and the trusts are not consolidated in the Company's financial statements.

The trusts provide AGC access to new equity capital at its sole discretion through the exercise of the put options. Upon AGC's exercise of its put option, the relevant trust will liquidate its portfolio of eligible assets and use the proceeds to purchase the AGC preferred stock. AGC may use the proceeds from its sale of preferred stock to the trusts for any purpose, including the payment of claims. The put agreements have no scheduled termination date or maturity. However, each put agreement will terminate if (subject to certain grace periods) specified events occur. AGC continues to have the ability to exercise its put options and cause the related trusts to purchase its preferred stock.

Prior to 2008, the amounts paid on the CCS were established through an auction process. All of those auctions failed in 2008, and the rates paid on the CCS increased to their respective maximums. The annualized rate on the AGC CCS is one-month LIBOR plus 250 basis points.

Please refer to Note 7, Fair Value Measurement, –Other Assets–Committed Capital Securities, for a fair value measurement discussion.

17.    Other Comprehensive Income

The following tables present the changes in each component of AOCI and the effect of reclassifications out of AOCI on the respective line items in net income.

Changes in Accumulated Other Comprehensive Income by Component
Third Quarter 2017

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, June 30, 2017	$107	$70	$177
Other comprehensive income (loss) before reclassifications	7	(3)	4
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	0	1	1
Tax (provision) benefit	0	(1)	(1)
Total amount reclassified from AOCI, net of tax	0	0	0
Net current period other comprehensive income (loss)	7	(3)	4
Balance, September 30, 2017	$114	$67	$181

Changes in Accumulated Other Comprehensive Income by Component
Third Quarter 2016

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Cumulative Translation Adjustment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, June 30, 2016	$96	$6	$(25)	$77
Other comprehensive income (loss) before reclassifications	3	14	(5)	12
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	0	0	—	0
Tax (provision) benefit	0	0	—	0
Total amount reclassified from AOCI, net of tax	0	0	—	0
Net current period other comprehensive income (loss)	3	14	(5)	12
Balance, September 30, 2016	$99	$20	$(30)	$89

Changes in Accumulated Other Comprehensive Income by Component
Nine Months 2017

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Cumulative Translation Adjustment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2016	$76	$26	$(37)	$65
Other comprehensive income (loss) before reclassifications	64	39	11	114
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(45)	4	—	(41)
Net investment income	(26)	—	—	(26)
Other income (loss)	—	—	14	14
Tax (provision) benefit	25	(2)	(5)	18
Total amount reclassified from AOCI, net of tax	(46)	2	9	(35)
Net current period other comprehensive income (loss)	18	41	20	79
Sale of the European Subsidiaries to affiliate (see Note 1)	20	—	17	37
Balance, September 30, 2017	$114	$67	$—	$181

Changes in Accumulated Other Comprehensive Income by Component
Nine Months 2016

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Cumulative Translation Adjustment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2015	$60	$3	$(15)	$48
Other comprehensive income (loss) before reclassifications	46	15	(15)	46
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(10)	3	—	(7)
Tax (provision) benefit	3	(1)	—	2
Total amount reclassified from AOCI, net of tax	(7)	2	—	(5)
Net current period other comprehensive income (loss)	39	17	(15)	41
Balance, September 30, 2016	$99	$20	$(30)	$89

18.	Subsequent Events

Subsequent events have been considered through December 7, 2017, the date on which these financial statements were issued, and are discussed in the notes above.